UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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FEDERAL SIGNAL CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1415 West 22nd Street

Oak Brook, Illinois 60523

Notice of Annual Meeting of Stockholders

To Be Held on April 24, 2012

To the Stockholders of

Federal Signal Corporation:

The Annual Meeting of Stockholders of Federal Signal Corporation will be held at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois 60523 on Tuesday, April 24, 2012 at 2:30 p.m. local time, for the following purposes:

• To elect two (2) Class I directors and three (3) Class III directors;

• To provide advisory approval of the Company’s executive compensation;

• To ratify Ernst & Young LLP’s appointment as our independent registered public accounting firm for 2012; and

• To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) of such meeting.

The Board of Directors has fixed the close of business on March 2, 2012 as the record date for the meeting. This means that if you owned shares of our common stock on that date, you are entitled to receive this notice, and to vote at the meeting or any adjournment(s) or postponement(s) of the meeting.

The Board of Directors recommends that you vote “FOR” the nominees for director proposed by the Board, “FOR” the advisory approval of the Company’s executive compensation, and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2012.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 24, 2012
The following materials, also included with this Notice, are available to be viewed, downloaded, and printed, at no charge, by accessing the following Internet address: http://www.federalsignal.com.
1. Proxy Statement for the Annual Meeting of Stockholders, and
2. 2011 Annual Report to Stockholders

YOUR VOTE IS IMPORTANT! Whether or not you expect to attend the meeting, you are urged to vote as promptly as possible in one of the following ways:

•	Use the toll-free telephone number shown on the enclosed proxy card;

•	Go to the website address shown on the enclosed proxy card and vote via the Internet; or

•	Sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Instructions for voting are contained on the enclosed proxy card. If you have any questions or need assistance in voting your shares of our common stock, please call the Corporate Secretary at (630) 954-2008 or email us at info@federalsignal.com.

By order of the Board of Directors,

JENNIFER L. SHERMAN
Corporate Secretary

March 19, 2012

i

1415 West 22nd Street

Oak Brook, Illinois 60523

Proxy Statement for Annual Meeting of Stockholders

To Be Held on April 24, 2012

GENERAL INFORMATION

The Board of Directors of Federal Signal Corporation is furnishing this proxy statement to you in order to solicit your proxy for use at the Annual Meeting of Stockholders to be held at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois 60523 on Tuesday, April 24, 2012 at 2:30 p.m. local time, and any adjournment(s) or postponement(s) of such meeting. The purpose of the Annual Meeting of Stockholders is:

1.	To elect two (2) Class I directors and three (3) Class III directors;

2.	To provide advisory approval of the Company’s executive compensation;

3.	To ratify Ernst & Young LLP’s appointment as our independent registered public accounting firm for 2012; and

4.	To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) of such meeting.

The Board of Directors recommends that you vote “FOR” the nominees for director proposed by the Board, “FOR” the advisory approval of the Company’s executive compensation, and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2012.

This proxy statement and the accompanying proxy card were first mailed to stockholders on or about March 19, 2012.

Voting Your Shares

You may vote on the above matters in the following ways:

•	By Telephone or Internet: You may vote by telephone or Internet by following the instructions included on the enclosed proxy card.

•	By Written Proxy: You may vote by written proxy by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

•

In Person:    If you are a record stockholder, you may vote in person at the Annual Meeting. You are a record stockholder if your shares are registered in your name. If your shares are in the name of your broker or bank, your shares are held in “street name” and you are not a record stockholder. If your shares are held in street name and you wish to vote in person at the Annual Meeting, you will need to contact your broker or bank to obtain a legal proxy allowing attendance at the Annual Meeting. If you plan to attend the Annual Meeting in person, please bring proper identification and proof of ownership of your shares.

You will be entitled to vote at the Annual Meeting only if you held shares of our common stock of record at the close of business on March 2, 2012, the “record date.” You will be entitled to one vote for each share you owned on the record date for each of the five directorships to be elected and on each other matter presented at the meeting. On the record date, there were 62,184,389 shares of our common stock issued and outstanding.

Our By-Laws provide that a majority of the outstanding shares, present in person or by proxy, will constitute a quorum at the Annual Meeting. For purposes of determining if a quorum is present, we will count all shares that are voted on any proposal as well as those shares that are designated as “withholding authority” to vote for a nominee or nominees or “abstaining” from any proposal as shares represented at the Annual Meeting and counted toward establishing the presence of a quorum.

You can direct how your shares will be voted at the Annual Meeting by signing, dating and returning the enclosed proxy card. If you return a proxy card, but no specific voting instructions are given with respect to a proposal, your shares will be voted “for” each of the two Class I nominees named on the proxy card, “for” each of the three Class III nominees named on the proxy card, “for” the advisory approval of the Company’s executive compensation, and “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

If you hold your shares in more than one account, you will receive a proxy card for each account. To ensure that all of your shares are voted, please vote by telephone or Internet for each account, or sign, date and return a proxy card for each account in the postage-paid envelope provided.

Broker Non-Votes

Under the rules that govern brokers who have record ownership of shares that they hold in street name for clients who beneficially own such shares, a broker may vote such shares in its discretion on “routine” matters if the broker has not received voting instructions from its client, but a broker cannot exercise its discretion to vote such shares on “non-routine” matters absent voting instructions from its client. When a broker votes a client’s shares on some but not all of the proposals presented at the meeting, each non-routine proposal for which the broker cannot vote because it has not received a voting instruction from the client is referred to as a “broker non-vote.” Proposals 1 and 2 are non-routine matters. Therefore, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted on Proposals 1 and 2, your broker will not be able to vote your shares on these proposals. Your vote is important — we urge you to provide instructions to your broker so that your votes may be counted.

Votes Required

Our By-Laws provide that, in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold authority” votes cast with respect to such nominee’s election (Proposal 1).

Advisory approval of the Company’s executive compensation requires the affirmative vote of a majority of shares of our common stock cast in person or by proxy on the proposal (Proposal 2).

Ratification of the appointment of the auditors requires the affirmative vote of a majority of the shares of our common stock cast in person or by proxy on the proposal (Proposal 3).

In tabulating the voting result for any particular proposal, shares that constitute broker non-votes and, pursuant to our By-Laws, abstentions are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the Annual Meeting.

Shares Held in 401(k) Plan

On March 2, 2012, our 401(k) Plan, which is called the Federal Signal Corporation Retirement Savings Plan, held 1,467,213 shares of our common stock in the name of Vanguard Fiduciary Trust Company, as trustee of the 401(k) Plan. If you are a participant in the 401(k) Plan, you may instruct Vanguard how to vote shares of common stock credited to your 401(k) Plan account by indicating your instructions on your proxy card and returning it by April 19, 2012. A properly executed proxy card will be voted by Vanguard as directed. If no proper voting direction is received, Vanguard, in its capacity as the 401(k) Plan Trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan.

Revocability of Proxy

You may revoke your proxy at any time before it is voted by:

•	voting by telephone or Internet on a later date, or delivering a later-dated proxy card prior to or at the Annual Meeting;

•	filing a written notice of revocation with our Corporate Secretary; or

•	attending the Annual Meeting and voting your shares in person. Attendance alone at the Annual Meeting will not revoke a proxy.

Householding of Proxies

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers may household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding may continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or calling 630-954-2008.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or us if your shares are registered in your name. You can notify us by sending a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or calling 630-954-2008. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our Annual Report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if your shares are registered in your name. You can notify us by sending a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or calling 630-954-2008.

Manner of Solicitation and Solicitation Costs

We will bear the costs of solicitation of proxies for the Annual Meeting. Following the original solicitation of proxies by mail, certain of our directors, officers and employees may solicit proxies by correspondence, telephone, e-mail, or in person, but will not receive any extra compensation for such solicitation work. We will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding the proxy materials to the beneficial owners. The Company does not presently intend to retain professional proxy solicitation assistance.

Stockholder Questions

If you have any questions about the Annual Meeting or if you need additional copies of this proxy statement or the enclosed proxy card, please contact us by sending a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or calling 630-954-2008.

OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information as of March 2, 2012 with respect to beneficial ownership of our common stock by:

•	each person we know to beneficially own more than five percent of our common stock, which is our only class of outstanding voting securities;

•	each of our directors and Board-proposed director nominees;

•	each of our executive officers named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT OF OUR COMMON STOCK

Name	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock(1)
Heartland Advisors, Inc.	8,134,650	(2)	13.1%
789 North Water Street
Milwaukee, WI 53202
BlackRock, Inc.	4,902,221	(3)	7.9%
40 East 52nd Street
New York, NY 10022
Franklin Mutual Advisers, LLC	4,740,079	(4)	7.6%
101 John F. Kennedy Parkway
Short Hills, NJ 07078
Dimensional Fund Advisors LP	3,576,832	(5)	5.8%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
Tocqueville Asset Management LP	3,148,000	(6)	5.1%
40 West 57th Street, 19th Floor
New York, NY 10019

(1)	Based upon 62,184,389 shares of common stock issued and outstanding as of March 2, 2012.

(2)	Based solely on a Schedule 13G, Amendment No. 5, filed on February 10, 2012 with the Securities and Exchange Commission in which Heartland Advisors, Inc. reported that as of December 31, 2011, it had shared voting power and shared dispositive power over all of these shares as a registered investment advisor. These shares may be deemed beneficially owned by both Heartland Advisors, Inc., by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time, and William J. Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc., Mr. Nasgovitz disclaims beneficial ownership of these shares.

(3)	Based solely on a Schedule 13G, Amendment No. 3, filed on February 13, 2012 with the Securities and Exchange Commission in which BlackRock, Inc. reported that as of December 30, 2011, it had sole and dispositive voting power over all of these shares.

(4)	Based solely on a Schedule 13F filed with the Securities and Exchange Commission on February 13, 2012 in which Franklin Resources, Inc., on behalf of Franklin Mutual Advisers, LLC, reported that Franklin Mutual Advisers, LLC had sole voting and dispositive power over all of these shares.

(5)	Based solely on a Schedule 13G filed on February 14, 2012 with the Securities and Exchange Commission in which Dimensional Fund Advisors LP reported that as of December 31, 2011, it had sole voting power over 3,451,186 shares and sole dispositive power with respect to 3,576,832 shares in its capacity as an investment advisor registered under the Investment Advisors Act of 1940 to investment companies and as investment manager to certain other commingled group trusts and separate accounts. Dimensional Fund Advisors disclaims beneficial ownership of these shares.

(6)	Based solely on a Schedule 13G filed on January 30, 2012 with the Securities and Exchange Commission in which Tocqueville Asset Management LP reported that as of December 31, 2011, it had sole voting and dispositive power over all of these shares.

EACH DIRECTOR, DIRECTOR NOMINEE AND NAMED EXECUTIVE OFFICER,

AND ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (1, 2)

Name	Amount and Nature of Beneficial Ownership(3)	Percent of Outstanding Common Stock(4)
James E. Goodwin	160,630	*
Charles R. Campbell	71,690	*
Paul W. Jones	101,587	*
Richard R. Mudge	33,066	*
William F. Owens	22,882	*
Brenda L. Reichelderfer	82,636	*
Dominic A. Romeo	46,282	*
Joseph R. Wright	69,340	*
Dennis J. Martin	130,462	*
William G. Barker, III	81,446	*
Jennifer L. Sherman	188,020	*
Mark D. Weber	208,389	*
Joseph W. Wilson	69,701	*
All Directors and Executive Officers as a Group (17 persons)	2,689,932	4.3%

(1)	The information contained in this portion of the table is based upon information furnished to us by the named individuals above and from our records. Except with respect to (i) 1,000 shares beneficially owned by Dr. Mudge, which he jointly owns with his spouse, and (ii) 1,220,311 shares held by a corporation in which one of our executive officers has an ownership interest as to which shares such executive officer disclaims beneficial ownership, each director and officer claims sole voting and investment power with respect to the shares listed beside his or her name.

(2)	All of our directors and officers use our Company address which is 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523.

(3)	Totals include shares subject to stock options exercisable within 60 days of March 2, 2012, as follows: Mr. Goodwin, 62,210; Mr. Campbell, 22,659; Mr. Jones, 22,659; Dr. Mudge, 0; Mr. Owens, 0; Ms. Reichelderfer, 9,226; Mr. Romeo, 0; Mr. Wright, 5,000; Mr. Martin, 35,292; Mr. Barker, 45,888; Ms. Sherman, 111,245; Mr. Weber, 147,250 and Mr. Wilson, 54,667; and all directors and executive officers as a group, 643,896. Totals also include shares of restricted stock awarded pursuant to our benefit plans which are subject to certain restrictions under the plans, as follows: Mr. Goodwin, 25,161. Totals also include shares held in our 401(k) Plan as follows: Ms. Sherman, 32,195; Mr. Weber, 6,789; and Mr. Wilson, 4,707. Totals do not include notional shares held in our Savings Restoration Plan (formerly Rabbi Trust), as follows: Ms. Sherman, 2,481; and Mr. Weber, 273.

(4)	Based upon 62,184,389 shares of common stock issued and outstanding as of March 2, 2012 and, for each director or executive officer or the group, the number of shares subject to stock options exercisable by such director or executive officer or the group within 60 days of March 2, 2012. The use of “*” denotes percentages of less than 1%.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Company’s Board of Directors is currently comprised of nine directors divided into three classes, Classes I, II and III.

At the 2010 Annual Meeting, our stockholders approved an amendment to our Certificate of Incorporation, which phases-in the declassification of our Board of Directors and provides for the annual election of directors which began at the 2011 Annual Meeting. Pursuant to this amendment, Class I and Class III directors will stand for election at this year’s Annual Meeting for one-year terms expiring at the 2013 Annual Meeting of Stockholders. The directors in Class II will continue to hold office until the 2013 Annual Meeting of Stockholders or until their successors are elected and qualified. As a result of the phase-in of the declassification of our Board of Directors, at the 2013 Annual Meeting of Stockholders and each annual meeting of stockholders thereafter, all directors will be elected to hold office for one-year terms expiring at the next annual meeting of stockholders.

Our Board of Directors has nominated, for election at the Annual Meeting, James E. Goodwin and William F. Owens as Class I directors and Paul W. Jones, Dennis J. Martin, and Brenda L. Reichelderfer as Class III directors. Each of these nominees has been recommended for nomination by the Board of Directors acting on the recommendation of the Nominating and Governance Committee of the Board of Directors, which consists solely of independent members of the Board of Directors. Current Class I director, Joseph R. Wright, is not standing for reelection at the Annual Meeting. In connection with Mr. Wright’s decision to not stand for reelection, effective April 24, 2012, the Board of Directors will be reconstituted from nine (9) directors to eight (8) directors.

Pursuant to our By-Laws, in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold authority” votes cast with respect to such nominee’s election. Each of the nominees has consented to being named in this proxy statement and to serve if elected. If any of the nominees should decline or be unable to serve as a director, the persons named as proxies in the accompanying proxy card will vote the proxy for such other person(s) as the Nominating and Governance Committee may nominate as director so as to provide for a full Board.

The Board of Directors recommends a vote “FOR” the election of James E. Goodwin and William F. Owens as Class I directors and “FOR” the election of Paul W. Jones, Dennis J. Martin and Brenda L. Reichelderfer as Class III directors.

Information Regarding Directors and Nominees

Qualifications of the Board of Directors    When identifying nominees to serve as director, our Nominating and Governance Committee considers candidates with diverse professional experience, skills, gender and ethnic background, as appropriate, in light of the current composition and needs of our Board. As part of its evaluation of a candidate’s business and professional experience, the Nominating and Governance Committee considers a variety of characteristics including, but not limited to, core competencies, experience, independence, level of commitment, Board and Company needs and considerations, and personal characteristics. The Nominating and Governance Committee may also engage a third party to assist it in identifying potential director nominees.

The composition of our current Board reflects diversity in business and professional experience, skills and gender. When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our Company’s business and structure, the Nominating and Governance Committee and the Board focused primarily on the information discussed in each of the individual biographies below. In particular, the Nominating and Governance Committee and the Board considered the following individual attributes:

•

With regard to Mr. Goodwin, his extensive background in global operations as well as his broad management experience, leadership skills, and previous experiences as the interim President and Chief Executive Officer of our Company.

•

With regard to Mr. Campbell, his managerial, financial, and strategic planning expertise as well as his entrepreneurial know-how and his deep knowledge and understanding of our Company and its operating companies and its lines of business.

•	With regard to Mr. Jones, his extensive management and manufacturing experience with multinational companies as well as his financial expertise.

•

With regard to Mr. Martin, his expertise in manufacturing and business process-engineering, his business acumen and his in-depth knowledge of our Company and its operations as President and Chief Executive Officer.

•

With regard to Dr. Mudge, his expertise across multiple facets of the transportation industry, and his leadership in transportation technology, transportation finance, business, government policy and research, and his experience growing businesses.

•	With regard to Mr. Owens, his extensive experience in international business, his management expertise across a broad range of industries and his distinguished public service background.

•

With regard to Ms. Reichelderfer, her expertise in growing technological businesses and extensive experience in operations, innovation, and new product development as well as her significant international business experience.

•

With regard to Mr. Romeo, his expertise in finance and accounting for several global industrial manufacturers, as well as his extensive experience in efficiently adapting company operations to changing market conditions and government regulations.

•	With regard to Mr. Wright, his extensive entrepreneurial, operational and financial experience, as well as his distinguished background in the public sector.

In addition, the Nominating and Governance Committee actively seeks directors who provide our Board with a diversity of perspectives and backgrounds.

Name	Age	Year First Became Director	Year Present Term Expires	Principal Occupation or Employment for Last Five Years(1)
Class I Director Nominees:
James E. Goodwin	67	2005	2012	Mr. Goodwin has served as Chairman of our Board of Directors since April 2009. Additionally, since September 2008, when Mr. Goodwin’s ten-month service as our interim President and Chief Executive Officer ended, Mr. Goodwin resumed his independent consulting business. Prior to his service as our interim President and Chief Executive Officer, Mr. Goodwin was an independent business consultant from October 2001 to December 2007. From July 1999 to October 2001, Mr. Goodwin served as Chairman and Chief Executive Officer of United Airlines, a worldwide airline operator (NASDAQ: UAUA, now NYSE: UAL). Mr. Goodwin also serves as a member of the Board of Directors of AAR Corp., a manufacturer of products for the aviation/aerospace industry (NYSE: AIR); and John Bean Technologies Corporation, a manufacturer of industrial equipment for the food processing and air transportation industries (NYSE: JBT), serving in such positions since April 2002 and July 2008, respectively.

William F. Owens	61	2011	2012	Mr. Owens serves on the Board of Directors of Bill Barrett Corporation, an independent oil and gas company (NYSE: BBG); Cloud Peak Energy, Inc., a sub-bituminous steam coal producer (NYSE: CLD); and Key Energy Services, Inc., an oil well services company (NYSE: KEG), positions he has held since May 2010, January 2010, and January 2007, respectively. Since 2007, he has served on the Board of Directors of Far Eastern Shipping Company Plc., a shipping and railroad company listed on the Moscow exchange (RTS: FESH). Mr. Owens currently serves as Managing Partner of Front Range Resources, LLC, a land and water development firm, and as Senior Advisor for PCL Construction Enterprises, Inc., an industrial and civil infrastructure construction company. Mr. Owens is also a Senior Fellow at the University of Denver’s Institute for Public Policy Studies. Mr. Owens served as Governor of Colorado from 1999 to 2007. Prior to that he served as Treasurer of Colorado (1995-1999) and as a member of the Colorado Senate (1989-1995) and the Colorado House of Representatives (1983-1989).
Class II Directors:
Charles R. Campbell	72	1998	2013	Mr. Campbell is a retired consultant previously working for The Everest Group, a management consulting firm. He was a partner in The Everest Group from 1997 to 2004. Prior to joining The Everest Group, Mr. Campbell was Senior Vice President and Chief Financial and Administrative Officer of our Company from 1985 to 1995.

Name	Age	Year First Became Director	Year Present Term Expires	Principal Occupation or Employment for Last Five Years(1)
Richard R. Mudge	66	2010	2013	Dr. Mudge serves as the Vice President of the U.S. Infrastructure Division of Delcan Corporation, a privately-held engineering and consulting company (since 2002). Dr. Mudge has served on the Board of Directors of Delcan’s U.S. subsidiary since 2005. Dr. Mudge previously served as President of Compass Services, the transportation subsidiary of U.S. Wireless Corporation, from April 2000 to December 2001, and as Managing Director of Transportation for Hagler Bailly, a worldwide provider of management consulting services to the energy and network industries (NASDAQ: HBIX) from 1998 to 2000. In 1986, Dr. Mudge co-founded Apogee Research Inc., an infrastructure consulting firm, and served as its President until 1995 and then as its Chairman of the Board from 1995 until 1997, when Apogee merged with Hagler Bailly. Dr. Mudge also worked for the Congressional Budget Office from 1975 to 1986 where he became Chief of the Public Investment Unit and for the Rand Corporation where he served as Director of Economic Development Studies from 1972 to 1975.

Dominic A. Romeo	52	2010	2013	Mr. Romeo retired in February 2011 as Vice President and Chief Financial Officer of IDEX Corporation, a leading global manufacturer of pump products, dispensing equipment, and other engineered products (NYSE: IEX), a position he had held since 2004. Prior to joining IDEX, Mr. Romeo served in several financial leadership positions at Honeywell International, Inc., a diversified technology and manufacturing company that services customers globally (NYSE: HON), including Vice President and Chief Financial Officer of Honeywell Aerospace from 2001 to 2004; Vice President and Chief Financial Officer of Honeywell International’s Engine Systems and Services divisions from 1999 to 2001; and various other senior finance positions from 1994 to 1999. Mr. Romeo also served as Vice President of Finance for AAR Trading, an aircraft products and services provider from 1992 to 1994, and held multiple financial roles in audit and financial planning for GE Aircraft Engines, a subdivision of the General Electric Company (NYSE: GE), from 1987 to 1992.

Name	Age	Year First Became Director	Year Present Term Expires	Principal Occupation or Employment for Last Five Years(1)
Class III Director Nominees:
Paul W. Jones	63	1998	2012	Mr. Jones is Chairman and Chief Executive Officer of A.O. Smith Corporation, a manufacturer of water heating and water treatment systems (NYSE: AOS), serving as such since December 2005. From January 2004 until December 2005, Mr. Jones was President and Chief Operating Officer of A.O. Smith Corporation. Mr. Jones has served on the Board of Directors of A.O. Smith Corporation since December 2004. Mr. Jones also serves on the Board of Directors of Integrys Energy Group, Inc, a utility holding company (NYSE: TEG), which directorship began in December 2011. From July 2006 to July 2011, Mr. Jones served as a director of Bucyrus International, Inc., a manufacturer of mining and construction machinery (NASDAQ: BUCY), until its acquisition by Caterpillar Inc. Mr. Jones also serves as a member of the Board of Directors of the United States Chamber of Commerce (since March 2008) and the National Association of Manufacturers (since October 2007), and on the Board of Trustees of Manufacturers Alliance/MAPI (since March 2006), and as a member of the Business Roundtable (since January 2006).

Dennis J. Martin	61	2008	2012	Mr. Martin serves as our Company’s President and Chief Executive Officer, and has served as such since October 30, 2010. Prior to becoming our President and Chief Executive Officer, Mr. Martin was an independent business consultant since August 2005. From May 2001 to August 2005, Mr. Martin was the Chairman, President and Chief Executive Officer of General Binding Corporation, a manufacturer and marketer of binding and laminating office equipment. Mr. Martin also serves as a director of HNI Corporation, a provider of office furniture and hearths (NYSE: HNI), and of Coleman Cable, Inc., a manufacturer and innovator of electrical and electronic wire and cable products (NASDAQ: CCIX), serving in such capacities since July 2000 and February 2008, respectively. Mr. Martin also served on the Board of Directors of A.O. Smith Corporation, a manufacturer of water heating systems and electric motors (NYSE: AOS), from January 2004 until December 2005.

Name	Age	Year First Became Director	Year Present Term Expires	Principal Occupation or Employment for Last Five Years(1)

Brenda L. Reichelderfer	53	2006	2012	Ms. Reichelderfer is Senior Vice President and Managing Director of TriVista Business Group, a management consulting and advisory firm, a position she has held since June 2008. Since April of 2009, she has served on the Board of Wencor Group LLC, an aerospace distribution business held by a private equity firm. Since June of 2010, Ms. Reichelderfer has served on the Board of Meggitt PLC, a global defense and aerospace firm whose shares are listed on the London Stock Exchange (MGGT: LN). Ms. Reichelderfer also serves as a member of the Technology Transfer Advisory Board of The Missile Defense Agency, a division of the United States Department of Defense, and has served as such since November 2008. Until May 2008, Ms. Reichelderfer was Senior Vice President, Group President (from December 2002) and Corporate Director of Engineering and Chief Technology Officer (from October 2005) of ITT Corporation, a global engineering and manufacturing company (NYSE: ITT).

(1)	The data contained in this table is based upon information furnished to our Company by the individuals named above.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Independence of Members of the Board of Directors

The Board of Directors has determined that all of its directors, other than Mr. Martin, qualify as independent. In making this determination, the Board of Directors considered the rules of the New York Stock Exchange and the Securities and Exchange Commission, and reviewed information provided by the directors and nominees in questionnaires and other certifications concerning the relationships that we may have with each director or nominee (including each director’s immediate family members and other associates), including any charitable contributions that we may have made in the past and/or continue to make to organizations with which such director or nominee is affiliated. As noted in his biography on page 8, since 2002 Dr. Mudge has served as the Vice President of the U.S. Infrastructure Division of Delcan Corporation, a privately-held engineering and consulting company. Dr. Mudge has served on the Board of Directors of Delcan’s U.S. subsidiary since 2005. During 2011, our subsidiary, Federal Signal Technologies, LLC, entered into a subcontract agreement with Delcan Corporation, in connection with a tollway project. Dr. Mudge recused himself from the Board of Directors’ vote approving the project. The Board of Directors determined that the payments made pursuant to the subcontract from the Company to Delcan were below the New York Stock Exchange listing thresholds regarding independence and were not otherwise material and, therefore, did not compromise the independence of Dr. Mudge. See “Certain Relationships and Related Party Transactions” on pages 15 and 16.

Board Leadership Structure and Role in Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board. Separating these positions allows our Chief Executive Officer to focus on the day-to-day leadership and performance of our Company while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Our Board believes that having separate positions with an independent outside director serving as Chairman, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

Our Board of Directors has overall responsibility for the oversight of risk management at our Company. Day-to-day risk management is the responsibility of management, which has implemented the Enterprise Risk Management process to identify, assess, manage and monitor risks that our Company must face. Enterprise Risk Management is administered by our Corporate Vice President—Strategy and is discussed and reviewed by our senior management. Corporate Internal Audit is responsible for monitoring the program.

Our Board of Directors, either as a whole or through its Committees, regularly discusses with management our major risk exposures, their potential impact on our Company, and the steps we take to monitor and control such exposures. In addition, the Board receives an annual overview of top risks along with risk mitigation plans.

While our Board is ultimately responsible for risk oversight at our Company, our Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas. In particular, the Audit Committee focuses on the management of financial and accounting risk exposures. The Nominating and Governance Committee focuses on the management of risks associated with Board organization, membership and structure, and the organizational and governance structure of our Company. Finally, the Compensation and Benefits Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Committees of the Board of Directors

Pursuant to our By-Laws, we have established standing Audit, Nominating and Governance, and Compensation and Benefits Committees.

On December 2, 2011, the Company’s Board of Directors approved the dissolution of the Company’s Executive Committee of the Board of Directors. On February 24, 2012, the Company’s Board of Directors implemented the dissolution by approving the amendment and restatement of the Company’s By-Laws in order to eliminate the existence of the Executive Committee.

Descriptions of our standing committees follow:

Audit Committee    The Audit Committee of the Board of Directors is responsible for monitoring:

•	the integrity of our financial statements;

•	the qualifications and independence of our independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm; and

•

our compliance with legal and regulatory requirements, including our Company Policy for Business Conduct for all employees and Code of Ethics for the Chief Executive Officer and senior financial officers.

In fulfilling its role, the Audit Committee reviews the design and operation of internal control processes and the manner in which we control our major financial risk exposures. The Audit Committee has direct and regular access to our financial executives, including the Vice President of Internal Audit and the Senior Vice President and Chief Financial Officer. Additionally, the Audit Committee has direct and regular access to the independent registered public accounting firm. The Audit Committee has the sole authority to appoint or replace our independent registered public accounting firm, and is directly responsible for overseeing the work of, and determining the appropriate compensation for, our independent registered public accounting firm. In addition, the Audit Committee considers and approves the performance of non-audit services by our independent registered public accounting firm, taking into consideration the effect that the performance of non-audit services may have upon the independence of the independent registered public accounting firm.

The Board of Directors has determined that all of the members of the Audit Committee are independent as defined under the applicable New York Stock Exchange and Securities and Exchange Commission rules. The members of the Audit Committee are Charles R. Campbell (Chair), Richard R. Mudge and Dominic A. Romeo. The Board of Directors has determined that Mr. Campbell qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. None of the Audit Committee members serves on more than three public companies’ audit committees (including our Company).

The Board of Directors has adopted a Charter for the Audit Committee to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, a copy of which is available on our website at http://www.federalsignal.com.

Nominating and Governance Committee    The Nominating and Governance Committee is responsible for recommending guidelines to the Board of Directors for corporate governance, including the structure and function of our Board of Directors, its Committees and the management of our Company, as well as identification and recommendation to the Board of Directors of candidates to be elected as directors. The Nominating and Governance Committee also advises the Board of Directors as to appropriate compensation for serving as a member of our Board of Directors.

Stockholders may recommend individuals for the Nominating and Governance Committee to consider as potential directors by giving written notice to our Corporate Secretary at least 90 days, but not more than 120 days, prior to the first anniversary of the preceding year’s Annual Meeting, along with the specific information required by our By-Laws including, but not limited to, the name and address of the nominee; the number of shares of our common stock beneficially owned by the stockholder (including associated persons) nominating such nominee; and a consent by the nominee to serve as a director, if elected, that would be required for a nominee under the Securities and Exchange Commission rules. If you would like to receive a copy of the provisions of our By-Laws setting forth all of these requirements, please send a written request to our executive offices, Attn: Corporate Secretary. The Nominating and Governance Committee has not adopted any specific procedures for considering the recommendation of director nominees by stockholders, but will consider stockholder nominees on the same basis as other nominees.

The Nominating and Governance Committee has set no specific minimum qualification for a nominee to the Board of Directors although, under our revised Corporate Governance Guidelines, no person may stand for election as director: (i) after attaining age 72 without a waiver from the Board; (ii) if he or she serves on more than six boards of publicly traded companies; or (iii) if he or she is the chief executive officer of a publicly traded company, he or she may not serve on more than three publicly traded company boards.

The Company’s Corporate Governance Guidelines include a director resignation policy that requires each director nominee who is standing for re-election, prior to each election of directors at an annual meeting, to submit to the Board an irrevocable letter of resignation from the Board which will become effective if that director does not receive the necessary votes and the Board determines to accept such resignation. In such circumstances, the Board’s Nominating and Governance Committee will evaluate and make a recommendation to the Board with respect to the submitted resignation. The Board will take action on the recommendation within 180 days following the stockholders’ meeting at which the election occurred. In such circumstances, we will publicly disclose the Board’s decision including, if applicable, the reasons for rejecting a resignation.

The Board of Directors has determined that all of the members of our Nominating and Governance Committee are independent as defined under the applicable New York Stock Exchange rules. The members of the Nominating and Governance Committee are Paul W. Jones (Chair), Richard R. Mudge, James E. Goodwin, William F. Owens and Brenda L. Reichelderfer. Mr. Owens began serving on this committee on April 26, 2011.

The Board of Directors has adopted a Charter for the Nominating and Governance Committee to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, a copy of which is available on our website at http://www.federalsignal.com.

Compensation and Benefits Committee    The Compensation and Benefits Committee is responsible for the establishment and oversight of our Company’s compensation and benefits philosophy. With respect to our executive officers, the Compensation and Benefits Committee has the authority to establish the objectives of compensation, to determine the components of compensation and to establish and evaluate performance goals. The functions of the Compensation and Benefits Committee are further described in this proxy statement under the heading “Compensation Discussion and Analysis” beginning on page 16.

The Board of Directors has determined that all of the members of our Compensation and Benefits Committee are independent as defined under the applicable New York Stock Exchange rules. The members of the Compensation and Benefits Committee are Brenda L. Reichelderfer (Chair), Paul W. Jones, William F. Owens and Joseph R. Wright. Mr. Wright will no longer serve on the Compensation and Benefits Committee following this year’s Annual Meeting.

The Board of Directors has adopted a Charter for the Compensation and Benefits Committee to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, a copy of which is available on our website at http://www.federalsignal.com.

Executive Committee     During 2011 and until its dissolution in February 2012, the Executive Committee exercised the power and authority of the Board in the intervals between full Board meetings. The members of the Executive Committee were James E. Goodwin (Chair), Charles R. Campbell, Paul W. Jones, Dennis J. Martin and Brenda L. Reichelderfer.

Meetings of the Board of Directors and Committees

During 2011, our Board of Directors held a total of 12 meetings. The Compensation and Benefits Committee held 7 meetings; the Nominating and Governance Committee held 6 meetings; the Audit Committee held 9 meetings; and the Executive Committee held no meetings. Our Corporate Governance Guidelines require each director to regularly attend meetings of the Board of Directors and all Board Committees upon which the director serves. All directors attended at least 75% of meetings of the Board and Committees of which he or she was a member.

Director Compensation in the Last Fiscal Year

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2011. Mr. Martin does not receive any additional compensation for serving on the Board or its Committees.

Non-Employee Director Compensation in Fiscal Year 2011

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards($)(2)	Option Awards ($) (3)	Total ($)
Charles R. Campbell	$78,840	$60,000	$—	$138,840
James E. Goodwin(4)	$118,840	$75,000	$—	$193,840
Paul W. Jones	$78,840	$60,000	$—	$138,840
Richard R. Mudge	$77,000	$60,000	$—	$137,000
William F. Owens(5)	$50,551	$60,000	$16,031	$126,582
Brenda L. Reichelderfer	$79,840	$60,000	$—	$139,840
Dominic A. Romeo	$70,500	$60,000	$—	$130,500
Joseph R. Wright	$67,000	$60,000	$—	$127,000

(1)	Includes the following share amounts which were awarded in lieu of cash fees: Dr. Mudge, 7,455 shares; Mr. Owens, 5,373 shares; Ms. Reichelderfer, 7,725 shares; Mr. Romeo, 6,817 shares; and Mr. Wright, 12,952 shares. The number of shares awarded in lieu of cash fees was determined using the closing share price of our common stock on the date of grant.

(2)	Each non-employee director is annually issued a stock award which is determined by dividing $60,000 ($75,000 in the case of the Chairman) by the closing price of the Company’s common stock on the date of grant. Amounts stated reflect the aggregate grant date fair value for the fiscal year ended December 31, 2011 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation — Stock Compensation.” The following awards were granted to the non-employee directors on April 26, 2011 at a closing share price of $6.66: 11,262 shares of common stock to Mr. Goodwin as Chairman; and 9,009 shares of common stock to each of Messrs. Campbell, Jones, Mudge, Owens, Romeo, Wright and Ms. Reichelderfer. As of December 31, 2011 each non-employee director held the following aggregate number of shares: Mr. Goodwin, 73,259 shares; Mr. Campbell, 49,031 shares; Mr. Jones, 78,928 shares; Dr. Mudge, 33,066 shares; Mr. Owens, 22,882 shares; Ms. Reichelderfer, 73,410 shares; Mr. Romeo, 46,282 shares; and Mr. Wright, 64,340 shares.

(3)	The amount stated reflects the aggregate grant date fair value for the fiscal year ended December 31, 2011 computed in accordance with FASB ASC Topic 718. In connection with his election to the Board, Mr. Owens received a stock option grant for 5,000 shares of our common stock on April 26, 2011 at an exercise price of $6.66 per share, the closing price of our common stock on the date of grant, all of which vest on the third anniversary of the date of grant. No option awards were granted to any of the other directors during the fiscal year ended December 31, 2011. As of December 31, 2011, each director had options for the following number of shares outstanding: Mr. Goodwin, 62,210; Mr. Campbell, 22,659; Mr. Jones, 22,659; Dr. Mudge, 5,000; Mr. Owens, 5,000; Ms. Reichelderfer, 9,226; Mr. Romeo, 5,000 and Mr. Wright, 5,000.

(4)	Includes annual retainer amount of $87,500, committee membership fees of $7,840, meeting fees of $23,500, and, although Mr. Goodwin was entitled to receive additional compensation on a per diem basis for time spent on Board matters, he elected not to receive any per diem fees for the additional time spent on Company matters during 2011.

(5)	The annual retainer paid to Mr. Owens was prorated based on his date of election to the Board.

Additional Information about Director Compensation

The Nominating and Governance Committee of our Board of Directors advises our Board on the annual compensation for our non-employee directors. In order to set competitive compensation for our non-employee directors, our Nominating and Governance Committee may consult third party advisors, generally available source material, proxy statements and data from peer companies.

Our non-employee directors receive both cash and equity compensation as detailed below. Our Chairman, based on his key role and time commitment, receives additional compensation in cash on a per diem basis for other time spent on Board matters. During 2011, however, Mr. Goodwin elected not to receive any per diem fees for the additional time spent on Company matters.

Director Stock Ownership Guidelines

In February 2011, the director stock ownership program was revised to increase the required common stock holdings of the non-employee directors as shown in the table below.

Non-Employee Director Stock Ownership Policy
Previous Policy - Prior to February, 2011	Current Policy
3 × Annual Retainer	5 × Annual Retainer

Until such time as this target ownership is met, each non-employee director is required to receive at least 50% of the annual director compensation fees earned in any given year in shares of our common stock. Additionally, the policy prohibits non-employee directors from selling shares of our common stock until the holding requirement is met, although tendering shares to pay taxes upon the exercise of stock options or vesting of shares of restricted stock or for the exercise price upon the exercise of stock options is allowed. Stock ownership value is calculated annually using the average stock price of our common stock for the prior six-month period; provided, however, that once a determination has been made that the target ownership has been achieved, a decrease in the value of our common stock will not impact that determination. Finally, the new policy provides that after achieving the ownership target, each director is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.

Cash Compensation

The following table sets forth our Company’s cash compensation fees payable to our directors during 2011. Directors are also reimbursed for their out-of-pocket expenses relating to attendance at meetings.

Cash Compensation of Our Non-Employee Directors January 1, 2011 - December 31, 2011
	Annual Retainer	Per Diem Fee		Board Meeting Attended in Person	Board Meeting Attended by Telephone
Chairman of the Board	$87,500	$2,500	(1)	$3,000	$500
Non-employee director (excluding the Chairman)	$50,000	—		$1,500	$500
Committees
Audit
Chair	$15,000	—		—	—
Member	$9,000	—		—	—
Compensation & Benefits
Chair	$10,000	—		—	—
Member	$6,000	—		—	—
Nominating & Governance
Chair	$10,000	—		—	—
Member	$6,000	—		—	—
Executive(2)	$2,000	—		—	—

(1)	The Chairman of the Board is also eligible to receive a per diem fee for other time spent on Company business (up to a maximum of $150,000 per year). During 2011, however, Mr. Goodwin elected not to receive any per diem amounts for additional time spent on Company matters.

(2)	On December 2, 2011, the Company’s Board of Directors approved the dissolution of the Company’s Executive Committee of the Board of Directors. On February 24, 2012, the Company’s Board of Directors implemented the dissolution by approving the amendment and restatement of the Company’s By-Laws in order to eliminate the existence of the Executive Committee.

Equity Compensation

Upon appointment or election to our Board, each non-employee director receives an initial stock option grant to purchase 5,000 shares of our common stock, all of which vest on the third anniversary of the date of grant. Mr. Owens, elected to our Board on April 26, 2011, received an initial stock option grant on April 26, 2011 at an exercise price of $6.66 per share, the closing stock price of our common stock on the date of grant. The table below sets forth our Company’s equity award compensation issued to our directors during 2011. These awards were made on April 26, 2011, the date of our Annual Meeting of Stockholders.

Annual Equity Awards of Our Non-Employee Directors January 1, 2011 - December 31, 2011
Common Stock Award
Chairman of the Board	$75,000
Non-employee director (excluding the Chairman)	$60,000

Pursuant to our Director Compensation Policy, the number of shares of the common stock awarded was determined by dividing the amount of the award by the closing market price of our common stock on the date of grant, which was $6.66 per share on April 26, 2011. Accordingly, for 2011, each non-employee director (excluding the Chairman) on the date of our Annual Meeting of Stockholders received a common stock award of 9,009 shares and the Chairman received a common stock award of 11,262 shares.

CORPORATE GOVERNANCE, BUSINESS CONDUCT, AND CODE OF ETHICS;

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

We are committed to good corporate governance. We believe that the foundation of our corporate governance is the independence of our directors, the separation of the roles of our Chief Executive Officer and Chairman of the Board, responsible corporate citizenship, and a commitment to the interests of our stockholders. In accordance with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, our Board of Directors has adopted Corporate Governance Guidelines as well as charters for the Audit Committee, the Nominating and Governance Committee and the Compensation and Benefits Committee. These guidelines and charters, as well as our Company Policy for Business Conduct and Policy for Business Conduct-Directors (together, the “Business Conduct Policies”) and a Code of Ethics, which is applicable to our Chief Executive Officer and our senior financial officers, are available for review on our website at http://www.federalsignal.com.

The non-employee directors of the Board meet in executive session without management, as appropriate. The Chairman of the Board of Directors presides over executive sessions. Directors may be contacted as a group, by Committee, or individually, and the Chairman of the Board or the non-employee directors as a group may be contacted on an anonymous and/or confidential basis by addressing a letter to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. All such letters will be forwarded to the Chairman or the non-employee directors, as addressed in the letter. We encourage our directors to attend the 2012 Annual Meeting of Stockholders. All of our directors attended the 2011 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There were no compensation committee interlocks or insider participation on the part of the members of our Compensation and Benefits Committee. The members and functions of our Compensation and Benefits Committee are set forth above under “Committees of the Board of Directors.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which our Company is a participant and in which any of our directors, executive officers, 5% stockholders (if any) or their family members have a direct or indirect material interest. Our Business Conduct Policies, which are available on our website at http://www.federalsignal.com, prohibit our directors and employees, including our executive officers, and in some cases their family members, from engaging in certain activities without prior written consent. These activities typically relate to situations where a director, executive officer or employee, and in some cases an immediate family member, may have significant financial or business interests in another company competing with or doing business with our Company, or who stands to benefit in some way from such a relationship or activity. Specifically, our Business Conduct Policies include certain prohibitions against the following: receiving or giving gifts or prizes above a nominal value from or to customers or suppliers; working for a customer or supplier or engaging in outside profit-making activities in any area of business in which our Company operates; representing any outside commercial interest during normal business hours or when traveling on Company business; lending or borrowing money from individuals affiliated with an entity with whom the Company conducts business; owning any part of any customer’s or supplier’s business (excluding routine investments in publicly traded companies); using Company property, information or positions for improper personal gain or benefit; and engaging in Company business with any entity in which a family member has an executive position or a significant financial interest unless approved in advance. Since all types of prohibited transactions cannot be listed, we encourage our employees to seek advice before proceeding if there is any doubt regarding the appropriateness of an arrangement under our Business Conduct Policies.

Pursuant to our Business Conduct Policies and the Audit Committee Charter, the Chairman, Chief Financial Officer and General Counsel implement our Business Conduct Policies, and the Audit Committee reviews, approves, ratifies and makes recommendations to our Board of Directors regarding related person transactions.

Additionally, each year we require our directors, nominees for director and executive officers to complete a questionnaire which identifies, among other things, any transactions or potential transactions with our Company in which a director, an executive officer, or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our Corporate Secretary as soon as possible of any changes during the course of the year to the information provided in the annual questionnaire.

We believe that the foregoing policies and procedures collectively ensure that all related person transactions requiring disclosure under applicable Securities and Exchange Commission rules are appropriately reviewed.

Except as described below, during the year ended December 31, 2011, it was determined that none of our directors, Board-proposed nominees for director, executive officers, stockholders owning more than 5% of our common stock, or immediately family members of any such persons engaged in a transaction with us in which such director, nominee for director, executive officer, stockholder owning more than 5% of our common stock, or immediate family member of such persons had a direct or indirect material interest that required disclosure under applicable Securities and Exchange Commission rules.

In December of 2011, the Company’s subsidiary, Federal Signal Technologies, LLC entered into an agreement with Delcan Corporation to provide services valued at approximately $382,000, subject to adjustment in connection with changes in the scope of work. Dr. Richard Mudge, who is one our directors, is the Vice President of the U.S. Infrastructure Division of Delcan Corporation and a member of the Board of Directors of Delcan’s U.S. Subsidiary. The Board of Directors of the Company approved the transaction determining that it was on market terms. Dr. Mudge recused himself from the approval process.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we will describe the material components of our executive compensation program for our “Named Executive Officers” or “NEOs,” whose compensation is set forth in the 2011 Summary Compensation Table and other compensation tables contained in this proxy statement:

•	Dennis J. Martin, our President and Chief Executive Officer;

•	William G. Barker, III, our Senior Vice President and Chief Financial Officer;

•	Jennifer L. Sherman, our Senior Vice President, Chief Administrative Officer, General Counsel and Secretary;

•	Mark D. Weber, President of our Environmental Solutions Group; and

•	Joseph W. Wilson, President of the Industrial Systems Division within our Safety and Security Systems Group

This section should be read in conjunction with the advisory vote that we are conducting on the compensation of our NEOs (see Proposal 2 — Advisory Approval of the Company’s Executive Compensation). The Compensation and Benefits Committee carefully considers the feedback obtained from our stockholders through this vote and for that reason last year recommended that the frequency of stockholder advisory votes on executive compensation should occur on an annual basis. Last year 93% of the advisory votes cast on executive compensation by the quorum of stockholders (91.9% of shares) voting endorsed our compensation program. We encourage you to review the details of our performance and the Compensation and Benefits Committee’s processes and decisions as summarized below and in the following pages.

Executive Summary

2011 was our Company’s first full year with Dennis J. Martin in the leadership position of President and Chief Executive Officer. Following the acquisitions and investments made in the prior year, Mr. Martin led the Company’s initiative to refocus on its core businesses, maximize opportunities to create organizational efficiencies and capitalize on existing talent and competencies. The practices and programs we have designed to compensate and incent our key executives are summarized below.

2011 Highlights and Recent Developments

2011 was a year of enterprise stabilization and renewed focus on our core businesses and competencies. We consolidated responsibilities where opportunities for new efficiencies could be achieved, modified our long-term incentive compensation design to more closely align pay with performance and stockholders’ interests, and achieved significant growth in sales in a number of our businesses.

The continuing difficult economic environment in 2011, including the persistent weakness of the global public spending sector, was challenging for our Company, as well as, for many other companies. However, we took significant actions during 2011 intended to grow our industrial businesses and to develop a strategy for either divesting or turning around our non-performing businesses. Specific additional highlights include:

•

The Company experienced substantial order growth in a number of key businesses; total orders increased by 35.8% in the Fire Rescue Group, by 39.7% in the Environment Solutions Group and by 86.7% in the Federal Signal Technologies Group (“FSTech”).

•

The Company’s backlog totaled $426 million at December 31, 2011 compared to $217 million at December 31, 2010, representing a 96% increase. Backlogs vary by Group due to the nature of the Company’s products and buying patterns of its customers. Safety and Security Systems typically maintains an average backlog of two months of shipments, Environmental Solutions maintains an average backlog of three to four months of shipments, Fire Rescue normally maintains an average backlog of five months of shipments, and FSTech maintains a two to three month average backlog.

•	The Company completed a refinancing in February of 2012 that incorporates flexible prepayment options upon the fulfillment of certain conditions.

•

Corporate expenses were reduced by $18.8 million, or 49%, in 2011 relative to 2010. A significant portion of the reduced expenses resulted from a decrease in the legal and settlement expenses associated with the hearing loss claims.

•

In November 2011, the Company prevailed with a complete defense verdict in hearing loss lawsuits brought by eight Chicago firefighters. This victory followed a favorable settlement with counsel to 1,125 firefighters in 2010 and two successful verdicts in June and July of 2010, respectively.

•	The Board of Directors and management continued to further align their interests with stockholders by collectively purchasing over 128,000 shares of the Company’s common stock in 2011.

Executive Compensation Program in 2011

A number of actions were taken in 2011 with respect to our compensation and benefits programs, including the following:

•

The mix of annual long-term equity awards for executive officers was restructured for 2011 to eliminate non-performance based equity awards, specifically time-based restricted stock awards. Long-term annual equity awards in 2011 consisted of 50% options to purchase shares of our common stock and 50% performance-based restricted stock units. This change emphasizes pay-for-performance for our executive officers by placing a greater importance on profitable performance. Stock options only have value if our share price appreciates and performance shares are only earned if we achieve threshold performance targets.

•

Our performance-based restricted stock units are granted with a three-year vesting period. However, we changed the performance metric in 2011 for these units for our executive officers from relative total stockholder return over a three-year period to earnings per share from continuing operations in the year of grant. We believe this change is consistent with our turnaround strategy by setting one-year goals and focusing on absolute (as opposed to relative) earnings per share.

•

Equity ownership plays a key role in aligning the interests of directors and executives with Company stockholders. Our executive officers are required to own substantial holdings of our common stock while employed by us. Individual stock ownership targets are based on a multiple of between two and five times the executive’s base salary. Until the target ownership is met, our executive officers’ ability to sell shares of our common stock is limited. Additionally, in February 2011, this policy was revised to require that after achieving the ownership target, each executive officer is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.

•

In February 2011, our stock ownership guidelines for our non-employee directors were revised to increase the required common stock holdings of the non-employee directors from a value of three times the annual retainer paid to non-employee directors to a value of five times the annual retainer. Until such time as this target ownership is met, the ability of our non-employee directors to receive director fees in cash is limited as well as their ability to sell shares of our common stock. Finally, the new policy provides that after achieving the ownership target, each director is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.

•	We refined the compensation peer group to more closely align our Company’s revenue with that of the peer group to yield more relevant comparator data.

•

The Compensation and Benefits Committee approved modifications to the Company’s Executive General Severance Plan to limit certain benefits, prevent the payment of duplicative benefits, clarify the elements of a for “Cause” termination (which results in ineligibility for benefits), reduce the ability of the executive to terminate his or her employment for “Good Reason,” and increase the Company’s flexibility to complete corporate transactions without triggering severance obligations.

•	The Compensation and Benefits Committee engaged Towers Watson & Co. as its compensation consultant to assist in the establishment of executive compensation levels for fiscal year 2011.

Compensation Philosophy and Objectives

Our executive compensation and benefits programs are designed to drive and reinforce our business goals and strategies for success in the marketplace and to enable growth, thus motivating management to maximize total stockholder return. As a key component of our executive compensation system, we have adopted a financial performance-based philosophy which includes individual objectives that emphasize entrepreneurship, innovation, teamwork and creativity, and rewards employees who think and behave like business owners. This program also encourages collaboration and the maximization of long-term stockholder value, which in turn supports the attraction, motivation, and retention of global talent. Our executive compensation philosophy can be summarized as follows:

•

To align compensation and business performance by rewarding executives for the achievement of strategic, financial and operational goals that successfully drive growth in stockholder value for our Company;

•

To attract, motivate, and retain highly experienced executives who are vital to our short and long-term success, profitability and growth taking into account our Company’s performance and external market factors;

•	To differentiate executive rewards based on actual performance; and

•	To provide targeted overall compensation levels that are comparable to competitive market practice.

Role of our Compensation and Benefits Committee

Our Compensation and Benefits Committee establishes and oversees our general compensation and benefits philosophy, and approves compensation and benefits for our executive officers. Specifically, our Compensation and Benefits Committee is charged in its charter with the authority and responsibility to:

•	Establish the philosophy and set the broad objectives of our executive compensation program to ensure that the compensation program complies with and promotes our goals and objectives;

•

Determine the various elements of the executive compensation program, including base salary, annual cash incentives, long-term equity incentives, retirement and health and welfare benefits, and perquisites and other personal benefits;

•	Establish performance goals for the President and Chief Executive Officer and oversee the establishment of performance goals for the other executive officers and for each business unit;

•	Evaluate annually each executive officer’s performance in light of the goals established and associated competencies with respect to the officer for the most recently completed year;

•

Establish each executive officer’s annual compensation level based upon the executive officer’s performance, our financial results and relative stockholder return, the value of compensation paid to a comparable executive officer at comparable companies, the awards given to the executive officer in past years and our capacity to fund the compensation;

•	Review an annual report prepared by the President and Chief Executive Officer on succession planning and related development recommendations for his direct reports; and

•	Review benefit programs and plans to ensure incentive pay does not encourage unnecessary risk taking.

The President and Chief Executive Officer annually reviews the performance of each executive officer. Recommendations based on these reviews, including those with respect to base salary adjustments, annual incentives and long-term incentives, are presented to the Compensation and Benefits Committee. The Compensation and Benefits Committee can exercise its discretion in modifying any recommended adjustments or awards to these executive officers. The compensation of the President and Chief Executive Officer is determined by the Compensation and Benefits Committee, meeting in executive session without the President and Chief Executive Officer present.

Risk Oversight of the Company Compensation Program

Our Company carefully monitors compensation components to ensure they reflect an appropriate balance of pay-for-performance within acceptable risk parameters. Based on current and evolving best practices guidance, our Compensation and Benefits Committee conducted a compensation risk assessment of the various elements of our Company’s overall compensation program, including incentive compensation programs. In its analysis, the Compensation and Benefits Committee reviewed, with input from management, our Company’s compensation programs, including appropriate internal controls to mitigate or reduce risk. Based on its review, the Compensation and Benefits Committee determined that our Company’s compensation programs and policies do not create excessive and unnecessary risk taking. Our Company and the Compensation and Benefits Committee will continue to maintain proper policies and procedures to ensure ongoing management and assessment of compensation practices as they relate to risk.

Elements of Executive Compensation

Our compensation program consists of five components: (i) base salary; (ii) annual cash incentives; (iii) long-term equity incentives; (iv) retirement and health and welfare benefits; and (v) perquisites and other personal benefits. Our programs balance individual, business unit and Company-wide goals and achievements.

The Company believes that the percentage of compensation that is variable in nature should increase with officer rank and responsibility. On average, during 2011, nearly 60% of an executive officer’s total target compensation and close to 70% in the case of the President and Chief Executive Officer is variable in nature (i.e., performance shares, stock options and the Short-Term Incentive Bonus Plan).

Base Salaries

Base salary levels for our executive officers, including our President and Chief Executive Officer, are based primarily on external market data and on the individual performance of each executive officer during the previous year. Base salaries are targeted to be at the 50th percentile (median) of competitive market data. In 2011, actual base salaries for named executive officers ranged from 95% to 106% of market midpoint targets. In addition to the executive’s individual performance, the Compensation and Benefits Committee also considers the following factors in setting base salaries and in recommending annual base salary adjustments: (i) the executive’s current base salary relative to the targeted level; (ii) the executive’s level of responsibility and performance in the position; (iii) the executive’s prior experience and breadth of knowledge; and (iv) market factors. The Committee also recognizes substantive increases in an executive’s scope of responsibilities in setting base salary.

Annual Cash Incentive Payments

Annual cash incentive payments are paid under the Company’s Short-Term Incentive Bonus Plan (“STIP”). The STIP determines bonuses based upon the achievement of both financial measures and individual objectives. Financial measures are based upon earnings and cash flow at our Company, business group and division levels, depending upon each participant’s position within our Company.

Bonus compensation under the STIP links to our Company’s annual operating plan, with 50% based on earnings and 20% based on cash flow measures determined in accordance with generally accepted accounting principles. The remaining 30% is based on individual objectives, with 18% based on performance goal ratings and 12% based on competency ratings as measured by a numeric score received in the annual performance review process. The Compensation and Benefits Committee approves all awards to named executive officers. The Compensation and Benefits Committee can use its discretion to reduce award amounts to executive officers. The STIP limits the total bonus paid (financial and individual performance portions) to an individual participant to twice his or her target bonus opportunity. Typically, annual cash incentive payments for the prior year are approved in February and paid in a lump sum in March.

The STIP focuses on Company and business unit financial performance, weighted at 70%, as well as individual performance, weighted at 30%. This allows us to reward outstanding individual performance with a partial bonus, even in years where our overall financial performance may be below the Company’s operating plan. The Compensation and Benefits Committee believes that rewarding employees upon the successful achievement of individual objectives will increase individual accountability and encourage excellence. The STIP is based upon goals that are easily understood and can be modified each year to reflect our current business plan and market conditions.

At the Company level, the 50% earnings component is based on consolidated income before income taxes. As tax adjustments are largely impacted by external factors outside of the control of the participants, the Compensation and Benefits Committee determined that tax adjustments should not factor into the calculation. At the Company level, the 20% cash flow financial measure is based on consolidated net cash provided from continuing operations. At the business group level, the 50% earnings component is based on earnings before interest and taxes, thereby excluding taxes and debt, neither of which are generally impacted by participants at this level. The business group cash flow measure, weighted at 20%, is based on average primary working capital as a percentage of sales (the sum of accounts receivable and inventory less accounts payable and customer deposits divided by net sales for the year).

In the beginning of each year, the executive officers agree upon individual objectives with the Chief Executive Officer. The Compensation and Benefits Committee approves all individual objectives for our executive officers, including those of the Chief Executive Officer. The Compensation and Benefits Committee reviews performance against these objectives to differentiate among executives and emphasize the link between personal performance and compensation. After the end of the year, the Compensation and Benefits Committee determines the individual performance-based bonus payouts by considering: (i) input from the Chief Executive Officer; (ii) personal observations on performance; and (iii) the achievement of individual objectives. In addition, the Compensation and Benefits Committee can use its discretion to reduce award amounts to executive officers. Individual objectives consist of: (i) pre-defined behaviors that are considered for all executives; and (ii) personal objectives that are specific to each executive. Behaviors include, among others, business acumen, customer focus, ethics and values, and strategic agility. Specific personal objectives may relate to financial or strategic initiatives such as expense reduction, acquisitions or divestitures, sales targets, or product quality.

The Company has a performance appraisal process that has both objective and subjective components, and is subject to the discretion of our Chief Executive Officer and the Compensation and Benefits Committee. The STIP provides that each participant’s individual performance award shall take into consideration the results of the performance appraisal process. The Compensation and Benefits Committee also has discretion in determining the allocation of the individual performance portion of the bonus in terms of the assessment of the level of performance of the individual participant and the resulting amount of bonus payable to that participant. The Compensation and Benefits Committee has the discretion to further reward executives who consistently demonstrate certain additional competencies. The total individual performance award is limited to twice the target of the individual performance component of the bonus.

The incentive compensation under the STIP for our named executive officers is based on both achievement of applicable financial performance measures and individual performance. The weights given to Company and group financial performance vary based on the executive’s scope of responsibility within the Company.

	Company Financial Performance	Group Financial Performance	Division Performance	Individual Performance
President and Chief Executive Officer	70%	—	—	30%
Senior Vice President and Chief Financial Officer	70%	—	—	30%
Chief Administrative Officer and General Counsel	70%	—	—	30%
Group President	28%	42%	—	30%
Division President[1]	14%	13%	43%	30%

[1]	The Division President was promoted mid-year. For 2012, the weighting with respect to Company performance was increased to 28%.

The Compensation and Benefits Committee believes that this weighting encourages executives to collaborate across business groups and functions in order to achieve business objectives at the enterprise level as well as in their own business group or division. The incentive compensation for our executives is based on threshold, target and maximum goals for business groups and divisions and for our Company as a whole.

Subject to the discretion of the Compensation and Benefits Committee, the achievement of the threshold, target and maximum goals results in a cash incentive award equal to a pre-set percentage of the executive’s base salary. The target percentages of base salary to be paid out upon the achievement of various levels of goal achievement are determined based on competitive market data for each executive position. Results that fall in between the threshold, target and maximum goals are interpolated from those points to determine the actual cash incentive award for the executive. Performance goals for executive officers under the STIP are determined in the first quarter of the year.

Payments under the STIP are subject to a “clawback” policy under which our Company will require, to the extent practicable upon the occurrence of specified events, a named executive officer to repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate; and (ii) a determination that the amount of such performance-based bonus would have been less than the amount previously paid to such named executive officer, taking into account the restated financial results or otherwise corrected performance results.

Long-Term Equity Incentives

Equity ownership plays a key role in aligning the interests of executives with our stockholders. Our long-term incentive plan provides a means through which our Company may attract the best talent to become our employees, encourages our employees to engage in the business strategy and success of our Company, and provides a retention tool through vesting requirements for executives. Accordingly, the Compensation and Benefits Committee has granted equity awards to our executives on an annual basis under our long-term incentive plan. Equity grants are also periodically made to new employees and to existing employees in connection with promotions. In order to ensure continued ownership of the equity granted under the long-term incentive grants, we have instituted stock ownership guidelines for our executive officers as discussed on page 23 under the caption “Executive Stock Ownership Requirements.”

In March 2011, our Compensation and Benefits Committee implemented several fundamental changes for 2011 with respect to annual equity awards to be granted under our long-term incentive plan for our executive officers. Historically, the Compensation and Benefits Committee has structured the long-term equity incentive program such that the awards consist of three components: options to purchase shares of our common stock, restricted stock awards, and performance-based restricted stock units. With respect to 2010 awards, the overall value of the long-term incentive was allocated one-third to each of the three components. Although this mix of awards aligns each executive’s goals with the intermediate and long-term goals of our stockholders and provides an incentive to the executive to drive long-term performance over the vesting and payment periods embedded in the award, our Compensation and Benefits Committee restructured the mix of awards in 2011 for our executive officers to further emphasize pay-for-performance. Specifically, the mix of equity awards under the long-term incentive program was restructured for 2011 to eliminate time-based restricted stock awards for our executive officers. The 2011 annual awards under this program for our executive officers consist of two components: options to purchase shares of our common stock and performance-based restricted stock units. The overall value of the long-term incentives is allocated one-half to each of these two components. We believe this restructuring of the mix of awards for our executive officers for 2011 placed greater emphasis on our Company’s profitable performance because stock options only have value if our share price appreciates and performance-based restricted stock units are only earned if the Company’s performance metric is achieved. The Compensation and Benefits Committee has determined to continue the 2011 mix of awards for the 2012 year.

The following graph depicts the allocation of equity under the design used in 2011 and to be used in 2012, contrasted with that used in 2010:

Options vest ratably in equal installments over a three-year period and have an exercise price equal to the closing price of our common stock on the date of grant.

As noted above, in 2011, we discontinued the use of annual time-based restricted stock awards for our executive officers. Previously granted time-based restricted stock awards vest in full on the third anniversary of the date of grant and were valued using the closing price of our common stock on the date of grant. Restricted stock awards are subject to forfeiture and cancellation if the named executive officer’s employment is terminated prior to vesting.

As a result of the modifications to the long-term incentive program with respect to annual equity awards granted to our executive officers in 2011, annual performance-based restricted stock units are now tied to the achievement of a new performance metric: Earnings per Share (“EPS”) from continuing operations in the year of grant. If the performance threshold is not achieved, no shares are earned. Annual performance-based restricted stock units awarded under the modified design that are earned will vest in full on the third anniversary of the grant date and are subject to forfeiture or cancellation if the named executive officer’s employment is terminated prior to vesting. These awards are valued using the closing price of our common stock on the date of grant. In 2011, consistent with our emphasis on aligning pay-for-performance, the EPS threshold was not achieved and no performance shares were earned.

We believe the focus on EPS from continuing operations is consistent with our turnaround strategy by setting one year goals and focusing on absolute, rather than relative, share price appreciation. All performance-based restricted stock awarded to executive officers under this component of the long-term incentive program was at risk based on 2011 performance. Due to our Company’s results in 2011, no restricted stock was earned from the 2011 performance-based restricted stock unit grant.

Performance-based restricted stock units awarded prior to the 2011 modifications to our long-term incentive plan for our executive officers vest in full on the third anniversary of the date of grant and are valued using the closing price of our common stock on the date of grant. These awards are subject to forfeiture and cancellation if the named executive officer’s employment is terminated prior to vesting and are tied to the achievement of a pre-determined three-year relative performance metric approved by the Compensation and Benefits Committee based upon Total Stockholder Return (“TSR”) relative to a comparator group of companies. The formula to determine TSR follows:

TSR = Change in Stock Price plus dividends paid over the performance period

Beginning Stock Price

“Change in Stock Price” is the difference between the Ending Stock Price and the Beginning Stock Price.

“Beginning Stock Price” is the average closing stock price for the 30 consecutive trading days ending on the date that is one trading day immediately before the first day of the performance period.

“Ending Stock Price” is the average closing stock price for the 30 consecutive trading days ending on the last trading day of the performance period.

At the conclusion of the performance period, our Company’s TSR is calculated for that period and compared to the TSR achieved by the publicly-traded companies included in our comparator group. Our Company’s percentile rank is then determined based on its relative TSR achievement. At the end of the three-year performance period, each executive officer will be awarded shares, if any, equal to a percentage of the pre-determined target shares for that executive ranging from 0% to 200% as determined by our percentile rank against the comparator group. For the period 2009 to 2011, the TSR achieved through December 31, 2011, the third performance year, was negative 49.5%; this was under the 25th percentile of the comparator group. Accordingly, no shares were earned for the 2009-2011 performance period under the plan. For the period 2010 to 2012, the TSR achieved through December 31, 2011, the second performance year in the performance period, was negative 31.1%; this was also below the 25th percentile of the comparator group. These awards, however, have one more year in the three-year performance period.

The Compensation and Benefits Committee may grant other equity incentives, on a case-by-case basis, as deemed appropriate. For example, the Compensation and Benefits Committee may award restricted stock units to our employees, international executives in particular, in substitution for one or more components of the standard grant described above to promote long-term performance and employee retention. Award value and type of grant will take into account applicable law, administrative issues and competitive market data for the specific country at issue.

For a general description of the award agreement provisions setting forth certain Company payment obligations with respect to specified termination events including death, disability, retirement and change in control, please see page 37 of this proxy statement in the section titled “Executive Compensation in the Last Fiscal Year” under the heading titled “Other Potential Post-Employment Payments.”

Executive Stock Ownership Requirements

Equity ownership plays a key role in aligning the interests of executives and directors with the interests of Company stockholders. In accordance with the Company’s continuing commitment to ensure this alignment, the Company’s executive officers and directors are required to own substantial holdings of Federal Signal Corporation common stock while employed and/or serving on the Board of Directors.

The Federal Signal Corporation Stock Ownership Guidelines for Executive Officers are directed at those executives with the strongest ability to influence the Company’s stock price. Specifically, all corporate vice presidents (and above), and Group Presidents are subject to the provisions of this policy.

The following guidelines set forth the investment in Federal Signal shares that is expected for various levels of senior management. Target ownership is expressed as a multiple of the executive’s current base salary (i.e., the total stock value of the participant’s holdings must equal or exceed the specified target value). No sale of the total number of shares relied upon to meet the target will be permitted during the executive’s employment with the Company.

Position/Title	Target Ownership Level
President & Chief Executive Officer	5 × Base Salary
Group Presidents and Direct Reports to CEO	3 × Base Salary

Executive officers are not permitted to sell shares of Federal Signal stock prior to achieving their ownership target. Sales of Federal Signal stock held in the 401(k) plan and the Non-Qualified Savings Restoration Plan are excluded from this restriction. If a participant wishes to sell shares and is under the target ownership level, the officer must request that the Chief Executive Officer approve an exception to the policy prior to the sale. However, tendering shares to pay taxes upon the vesting of restricted stock shares or to pay the exercise price upon stock option exercise are allowed to the extent the executive is making adequate progress in achieving his or her ownership target. Except as noted, executives are not permitted to sell any shares of stock prior to achieving their target ownership; therefore, there is no minimum time period required to achieve the guidelines.

After an executive has met his or her target ownership requirement he or she is required to retain 50% of the net shares received from any exercised options or vested shares of common stock (over and above target ownership level) for at least two years from the date of exercise or vesting.

Retirement and Health and Welfare Benefits

We recognize that our employees are the driving force behind the profitable growth of our Company and that our ability to sustain our success is dependent on each individual’s well-being. To that end, we offer a competitive package of Company-sponsored health and welfare benefits to all eligible employees, including our executive officers.

Retirement and Health and Welfare Benefits
Retirement Plans

In January 2007, we introduced two plans, the Retirement Savings Plan and the Savings Restoration Plan. Certain executives also continue to participate in defined benefit plans that have been frozen for service effective December 31, 2006, and will be frozen for wage increases effective December 31, 2016.

The Retirement Savings Plan is a defined contribution plan that combines a 401(k) plan with a points-weighted Company contribution. Under this plan, an executive receives a Company-paid retirement contribution that is based on years of service, age and employee status, and is paid as a percentage between 1% and 4% of his or her eligible compensation. Executives participate in the same retirement savings plan available to other eligible employees. Generally, an executive is eligible to receive a Company-matching contribution of up to 50% of the first 6% of his or her compensation that he or she voluntarily determines to defer into the plan.

Upon a voluntary employee deferral, the non-qualified Savings Restoration Plan restores Company contributions limited under the Internal Revenue Code through a notional Company contribution and notional earnings from investments, choices identical to those available under the 401(k) plan.

Health and Welfare Plans

Executives participate in the same broad-based, market-competitive health and welfare plans (medical, prescription, dental, vision, wellness, life and disability insurance) that are available to other eligible employees.

Perquisites and Other Personal Benefits

We provide executives with a limited number of perquisites and other personal benefits that the Compensation and Benefits Committee feels are reasonable and consistent with its overall compensation program, to better enable us to attract and retain the best talent for key executive positions. The Compensation and Benefits Committee periodically reviews the levels of perquisites provided. The total value of all perquisites provided to all named executive officers in 2011 was $63,555. Perquisites provided may include:

•	Vehicle Allowances Executives receive a monthly vehicle allowance benefit in an amount that is consistent with the executive’s position, level in the organization and prevailing market practices.

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Relocation Assistance     The Compensation and Benefits Committee has authorized, on a case-by-case basis, reimbursement of relocation expenses pursuant to our Executive Relocation Reimbursement Program or as otherwise approved by the Compensation and Benefits Committee. None of our current named executive officers have received relocation assistance.

•	Airline Club Memberships Executives are eligible to enroll in an airline club consistent with the executive’s travel practices. None of the named executive officers’ club fees exceeded $500.

The Compensation and Benefits Committee may approve additional perquisites on an individual basis at its discretion.

Setting Actual Compensation for the Named Executive Officers

The specific compensation decisions made for each of the named executives for 2011 and year-to-date in 2012 reflect our management’s and our Compensation and Benefits Committee’s assessments of performance against market benchmarks, performance relative to Company and business group financial and operational measurements and achievement of individual performance objectives. Our compensation actions for our named executive officers are summarized below.

Base Salary

In determining base salary increases, the Compensation and Benefits Committee reviews performance, level of responsibility and actual salary as compared to the targeted level (50th percentile) of competitive market data as represented by our comparator group. The base salaries of our executive officers were targeted at the 50th percentile of competitive market data in 2011. Due to economic position and our overall financial performance, the Compensation and Benefits Committee approved modest annual base salary adjustments for 2011, as shown in the table below (see the Summary Compensation Table on page 31 for actual base salary compensation paid in 2011).

Named Executive Officer	2010 Annual Base Salary	2011 Annual Base Salary	Percentage Increase in Annual Base Salary between 2010 and 2011
Dennis J. Martin	$650,000	$669,500	3.00%
William G. Barker, III	$333,100	$343,093	3.00%
Jennifer L. Sherman	$325,000	$334,750	3.00%
Mark D. Weber(1)	$313,384	$332,786	6.19%
Joseph W. Wilson(2)	$207,000	$225,000	8.70%

(1)	Consistent with the other named executive officers, Mr. Weber received a 3% salary increase in March 2011. He subsequently received an additional 3.1% increase in July 2011 in recognition of his expanded responsibilities with Bronto Skylift.

(2)	Mr. Wilson received a 3.4% increase in March 2011. He subsequently received an additional 5.1% increase in May 2011 in connection with his promotion to President of Industrial Systems.

For 2011, the base salaries of our executive officers were targeted at the 50th percentile of competitive market data and range within 6% of the 50th percentile. In February 2012, the Compensation and Benefits Committee approved increases in base salaries for the named executive officers for fiscal 2012, as shown in the table below.

Named Executive Officer	2011 Annual Base Salary	2012 Annual Base Salary	Percentage Increase in Annual Base Salary between 2011 and 2012
Dennis J. Martin	$669,500	$725,000	8.29%
William G. Barker, III	$343,093	$353,385	3.00%
Jennifer L. Sherman	$334,750	$350,000	4.56%
Mark D. Weber	$332,786	$342,770	3.00%
Joseph W. Wilson	$225,000	$231,750	3.00%

Annual Cash Incentive Payments — Short-Term Incentive Bonus Plan

Financial-Based Incentive Compensation     The Compensation and Benefits Committee approves all awards to named executive officers. The Compensation and Benefits Committee can use its discretion to reduce award amounts to executive officers. For 2011, the earnings component under the STIP at the Company level was based on consolidated income before income taxes. Our Company’s cash flow financial measure was based on consolidated net cash provided from continuing operations. The threshold, target and maximum goals, along with the Company’s actual performance with respect to these goals, are set forth in the tables below. Consistent with our pay-for-performance philosophy, and in light of the financial results achieved at the Company level, none of our named executive officers received bonus payments based on Company financial performance for 2011.

At the business group level, the earnings component was based on earnings before interest and taxes. The business group cash flow measure was based on average primary working capital as a percentage of sales (the sum of accounts receivable and inventory less accounts payable and customer deposits divided by net sales for the year). In keeping with our goal of rewarding business unit achievement, Messrs. Weber and Wilson each received a financial performance-based bonus reflecting the performances by the business segments for which each serves as President.

As shown in the tables below, the Environmental Solutions Group achieved between the target and maximum goals with respect to both the earnings and the cash flow measures resulting in a bonus payment to Mr. Weber in the amount of $99,676. The Safety and Security Systems Group achieved earnings and cash flows between the threshold and target goals resulting in a bonus payment to Mr. Wilson in the amount of $53,143.

2011 STIP — Financial-Based Incentive Earnings Measures and Actual Performance

(dollars in millions)

	Threshold	Target	Maximum	Actual	Payout Percentage
Federal Signal Corporation	$18.7	$24.9	$31.1	$4.6	0%
Environmental Solutions Group	$18.4	$24.5	$30.6	$24.7	104%
Safety and Security Systems Group	$21.5	$28.7	$35.9	$23.1	61%

2011 STIP — Financial-Based Incentive Cash Flow Measures and Actual Performance

(dollars in millions)

	Threshold	Target	Maximum	Actual	Payout Percentage
Federal Signal Corporation	$33.7	$39.6	$45.5	$5.3	0%
Environmental Solutions Group	19.1%	16.6%	14.1%	15.2%	156%
Safety and Security Systems Group	21.4%	18.6%	15.8%	18.8%	96%

Individual Performance-Based Incentive Compensation     For 2011 under the STIP, the Compensation and Benefits Committee, in determining the individual performance-based bonuses for our named executive officers, considered: (i) input from the Chief Executive Officer; (ii) personal observations on performance; and (iii) the named executive officer’s achievement of individual objectives as measured by our Company’s performance evaluation system. In addition, the Compensation and Benefits Committee can use its discretion to reduce award amounts to executive officers. The Compensation and Benefits Committee also has the discretion to further reward outstanding contributors who demonstrate certain additional competencies.

Aggregate Targets and Actual Incentive Compensation     As set forth below, for fiscal 2011, the target annual bonus opportunity for Mr. Martin was set at 100% of his base salary and the target opportunities for Messrs. Barker, Weber and Ms. Sherman were set at 60% of their base salaries. Mr. Wilson’s target annual bonus opportunity was set at 45% of his base salary.

STIP — Aggregate Targets

Name	Target Bonus Opportunity as Percentage of Salary (%)	Target Financial- Based Incentive ($)	Target Individual Performance- Based Incentive ($)	Total Target Incentive ($)
Dennis J. Martin	100%	$468,650	$200,850	$669,500
William G. Barker, III	60%	$144,099	$61,757	$205,856
Jennifer L. Sherman	60%	$140,595	$60,255	$200,850
Mark D. Weber	60%	$139,770	$59,902	$199,672
Joseph W. Wilson	45%	$70,875	$30,375	$101,250

The annual incentive bonuses paid to our executive officers for 2011 performance under the financial-based and individual performance-based measures were as follows:

2011 STIP — Aggregate Payments

Name	Payment Based on Company Performance ($)	Payment Based on Business Unit Performance ($)	Payment Based upon Individual Performance ($)	Total STIP Payment ($)	Percent of Target (%)
Dennis J. Martin(1)	$—	$—	$401,700	$401,700	60%
William G. Barker, III	$—	$—	$61,757	$61,757	30%
Jennifer L. Sherman(1)	$—	$—	$120,510	$120,510	60%
Mark D. Weber	$—	$99,676	$59,901	$159,577	80%
Joseph W. Wilson(2)	$—	$53,143	$30,375	$83,518	82%

(1)	Mr. Martin and Ms. Sherman were awarded two times their target for individual performance in recognition of their contributions and outstanding leadership in developing and implementing the turnaround strategy for our Company.

(2)	Mr. Wilson became President of Industrial Systems on May 19, 2011.

For fiscal 2012, the target annual bonus opportunities for the named executive officers remained the same: Mr. Martin at 100% of his base salary, Messrs. Barker, Weber and Ms. Sherman at 60% of their base salaries, and Mr. Wilson at 45% of his base salary.

On February 22, 2012, in connection with the completion of the Company’s refinancing of its credit and note facilities, the Compensation and Benefits Committee awarded one-time cash bonuses, in addition to any payments under the STIP, to Mr. Martin in the amount of $268,000, Mr. Barker in the amount of $62,000 and Ms. Sherman in the amount of $80,000.

Long-Term Equity Incentives

In April 2011, the Compensation and Benefits Committee granted equity incentive awards in the form of options and performance-based restricted stock units as specified below.

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Messrs. Martin, Barker, Weber, Wilson and Ms. Sherman received options to purchase 159,900, 38,998, 45,277, 16,972, and 45,277 shares of our common stock, respectively, at an exercise price of $6.52 per share, the closing share price on the date of grant. The options vest in three equal annual installments on the first three anniversaries of the date of the grant.

•

Mr. Weber was awarded a special equity bonus under the Company’s 2005 Executive Incentive Compensation Plan (2010 Restatement), in connection with his increased responsibilities for Bronto Skylift consisting of (i) a stock option valued to purchase 8,663 shares of our Company’s common stock at an exercise price of $6.09 per share, the closing price of our Company’s common stock on July 26, 2011, the award date; and (ii) 4,105 shares of restricted common stock of our Company. The shares of restricted common stock will fully vest on the third anniversary of the date of the grant.

•

Messrs. Martin, Barker, Weber, Wilson and Ms. Sherman received performance-based restricted stock units of 76,687, 18,692, 21,702, 8,135, and 21,702 shares of our common stock, respectively. Each performance-based restricted stock unit represents a right to receive up to two shares of our common stock based upon achieving a one-year performance metric during 2011.

2011 Short-Term Incentive Bonus and Performance-Based Restricted Stock: Actual vs. Target

Consistent with our executive compensation philosophy, a substantial portion of our executive officers’ compensation is variable in nature (related to performance). The following table shows the actual 2011 cash payout under the STIP, which is paid in 2012, and the actual performance-based restricted stock award earned, in each case versus target for each named executive officer.

2011 Short-Term Incentive Bonus and

Performance-Based Restricted Stock: Target and Actual

Compensation Element	Mr. Martin	Target	Actual	% of Target
Cash Incentive		$669,500	$401,700	60%
Performance-Based Restricted Stock Unit		$500,003	0	0%
		$1,169,503	$401,700	34%

Compensation Element	Mr. Barker	Target	Actual	% of Target
Cash Incentive		$205,856	$61,757	30%
Performance-Based Restricted Stock Unit		$121,873	0	0%
Total		$327,729	$61,757	19%

Compensation Element	Ms. Sherman	Target	Actual	% of Target
Cash Incentive		$200,850	$120,510	60%
Performance-Based Restricted Stock Unit		$141,498	0	0%
Total		$342,348	$120,510	35%

Compensation Element	Mr. Weber	Target	Actual	% of Target
Cash Incentive		$199,672	$159,577	80%
Performance-Based Restricted Stock Unit		$141,498	0	0%
		$341,170	$159,577	47%

Compensation Element	Mr. Wilson	Target	Actual	% of Target
Cash Incentive		$101,250	$83,518	82%
Performance-Based Restricted Stock Unit		$53,041	0	0%
		$154,291	$83,518	54%

Perquisites and Other Benefits

Vehicle Allowances In 2011, Messrs. Martin and Wilson received vehicle allowances totaling $13,800 and $10,500, respectively. Each of the other named executive officers received a vehicle allowance of $11,400 in 2011.

Airline Club Membership Fees During 2011, Messrs. Martin, Weber and Ms. Sherman received reimbursement for certain airline club membership fees in the aggregate amounts of $450, $375 and $500, respectively.

Compensation Consultant

Prior to 2010, the Compensation and Benefits Committee used Watson Wyatt Worldwide as its outside compensation consultant to assist it in its annual review of our Company’s executive compensation programs. Similarly, before 2010, Towers Perrin provided pension and benefit consulting to the Company. As a result of the merger of Watson Wyatt and Towers Perrin to form Towers Watson & Co. effective as of January 1, 2010, our providers of executive compensation services and human resources consulting and other services are now combined as one company.

In 2011, Towers Watson & Co. assisted the Compensation and Benefits Committee in its annual review of our Company’s executive compensation programs, including the following: review of base salaries, target bonus levels and equity ownership; the provision of proxy advice; participation in select meetings of the Compensation and Benefits Committee; and, upon request, consultation to the Compensation and Benefits Committee. The aggregate fees paid to Towers Watson & Co. for services to the Compensation and Benefits Committee in 2011 totaled $100,000. Towers Watson & Co. also provided pension and benefit consulting and other services to the Company during 2011 at the request of Company management (the “Additional Services”). The aggregate fees for the Additional Services totaled $300,000 for 2011.

Management and the Compensation and Benefits Committee believe that Towers Watson & Co. provided objective advice for the following reasons:

•	The total fees paid to Towers Watson & Co. of $400,000 represented less than .0013% of Towers Watson’s revenue for its 2011 fiscal year end ($3.26 billion).

•	There is no overlap in the Towers Watson & Co. team that provides services to the Compensation and Benefits Committee with the Towers Watson & Co. team that provided the Additional Services.

•

No member of the Towers Watson & Co. team receives additional compensation as a result of the provision of services to the Compensation and Benefits Committee or with respect to the Additional Services.

•	There is no affiliation with any of the members of the Towers Watson & Co. team with any of the members of our Board of Directors or our named executive officers.

Benchmarks for Executive Compensation

Compensation levels for our executives are compared to the compensation paid to executives at the peer companies specified below. The market for experienced talent is highly competitive. Our objective is to attract and retain the most highly qualified executives to manage our business functions. In doing so, we draw upon a pool of talent that is highly sought after by large and established companies. We draw upon a market that is global in scope.

To that end, in December 2011, Towers Watson & Co. assisted us in refining our comparator group of companies. This update was made, in part, to eliminate the large variances in revenue size among the companies comprising our comparator group. We determined that it was more appropriate to limit the revenue ranges among the companies in the comparator group to those with median revenue closer to $800 million, as compared to the previous median which was closer to $1 billion. Therefore, AMETEK, Inc., Briggs & Stratton Corporation, Hubbell Incorporated and Thomas & Betts Corporation were eliminated from our comparator group of companies.

Accordingly, since December 2011, the following 19 companies have been included in our comparator group:

• A.O. Smith Corporation	• Robbins & Myers, Inc.
• Astec Industries, Inc.	• Sauer-Danfoss Inc.
• Columbus McKinnon Corporation	• Spartan Motors, Inc.
• Cubic Corporation	• Standex International Corporation
• EnPro Industries, Inc.	• Teleflex Incorporated
• ESCO Technologies Inc.	• Tennant Company
• L.B. Foster Company	• Valmont Industries, Inc.
• IDEX Corporation	• Woodward, Inc.
• Intermec Inc.	• Zebra Technologies Corporation
• Powell Industries, Inc.

We use comparator group data to determine competitive levels of compensation in the marketplace and the appropriate mix of fixed and variable compensation and to link the achievement of key strategic and financial performance measures to short and long-term awards. We also use published survey data to supplement the determination of competitive levels of compensation in the marketplace.

Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits

In 2009, our Board adopted a compensation policy regarding tax gross-up payments and limitations of severance benefits. This compensation policy provides, among other things:

•

In connection with any employment agreement, severance agreement or change in control agreement entered into with any named executive officer subsequent to the adoption of this compensation policy, we will not make or agree to make any tax gross-up payments to such named executive officer, except for such gross-up provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement; and

•

Unless approved by a vote of our stockholders entitled to vote in an election of directors, we will not enter into any compensation agreement with a named executive officer that provides for severance payments (excluding the value of any accelerated vesting of equity based awards) in an amount exceeding 2.99 times the sum of: (i) the named executive officer’s highest annual base salary for the year of termination (determined as an annualized amount) or either of the immediate two preceding years; plus (ii) either the named executive officer’s current target bonus, or the highest annual bonus awarded to the named executive officer in any of the three years preceding the year in which the named executive officer’s termination of employment occurs (excluding the value of any accelerated vesting of equity based awards).

This compensation policy will not alter the terms of any agreement or compensation or benefit plan in effect on the date of adoption of the policy.

Impact of Accounting and Tax Treatment on Forms of Compensation Paid

Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer and the other most highly compensated executive officers of a public company will generally be nondeductible for federal income tax purposes, subject to certain exceptions. The Compensation and Benefits Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) in appropriate circumstances. However, the Compensation and Benefits Committee believes that it is important and necessary that the Compensation and Benefits Committee retain the right and flexibility to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if, in the Compensation and Benefits Committee’s view, such arrangements are in the best interests of our Company and our stockholders.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The responsibilities of the Compensation and Benefits Committee are provided in its charter, which has been approved by our Board of Directors.

In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this Report, the Compensation and Benefits Committee, among other things, has:

•	reviewed and discussed the Compensation Discussion and Analysis with management; and

•

following such review, the Compensation and Benefits Committee recommended to the Board of Directors (and the Board has approved) that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION AND BENEFITS COMMITTEE

BRENDA L. REICHELDERFER, CHAIR

PAUL W. JONES	WILLIAM F. OWENS	JOSEPH R. WRIGHT

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

EXECUTIVE COMPENSATION IN THE LAST FISCAL YEAR

Summary Compensation Table

The following table sets forth information concerning compensation earned during the fiscal years ended December 31, 2009, 2010 and 2011 for Dennis J. Martin, our President and Chief Executive Officer; William G. Barker, III, our Senior Vice President and Chief Financial Officer; and the three other most highly compensated executive officers of our Company who were serving as executive officers at the end of fiscal 2011.

Summary Compensation Table for Fiscal Years 2009, 2010 and 2011

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)(2)(8)		Option Awards ($)(3)(8)		Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Non-qualified Deferred Compensation Earnings($)(5)		All Other Compensation ($)(6)		Total ($)
Dennis J. Martin,	2011		$666,250		$—		$500,003		$500,001		$401,700		$—		$29,051		$2,097,005
President and Chief	2010		$108,333		$—		$167,500		$167,492		$32,143		$—		$5,420		$480,888
Executive Officer	2009		$—		$—		$—		$—		$—		$—		$—		$—
William G. Barker, III,	2011		$341,427		$—		$121,873		$121,877		$61,757		$—		$29,230		$676,164
Senior Vice President and Chief Financial Officer	2010 2009	$ $	331,075 325,000	$ $	— —	$ $	203,662 130,209	$ $	69,116 55,648	$ $	59,958 136,890	$ $	— —	$ $	38,756 18,571	$ $	702,567 666,318

Jennifer L. Sherman,	2011		$333,125		$—		$141,498		$141,500		$120,510		$49,850		$50,897		$837,380
Senior Vice President,	2010		$288,845		$—		$220,634		$75,061		$107,250		$21,728		$57,994		$771,512
Chief Administrative Officer, General Counsel and Secretary	2009		$279,231		$—		$145,792		$74,139		$160,953		$27,218		$32,376		$719,709

Mark D. Weber,	2011		$330,578		$—		$166,497		$166,500		$159,577		$—		$30,136		$853,288
President,	2010		$311,484		$—		$186,690		$63,542		$222,703		$—		$29,969		$814,388
Environmental	2009		$305,196		$—		$120,178		$51,700		$101,584		$—		$29,289		$607,947
Solutions Group
Joseph W. Wilson(7),	2011		$219,630		$—		$53,041		$53,041		$83,518		$93,388		$35,946		$538,564
President, Industrial Systems Division of the Safety and	2010 2009	$ $	— —	$ $	— —	$ $	— —	$ $	— —	$ $	— —	$ $	— —	$ $	— —	$ $	— —
Security Systems Group

(1)	The stock award values represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. These figures include amounts related to restricted stock awards and performance-based restricted stock units granted under our long-term incentive plan and discussed in further detail on page 21 in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives.” The restricted stock awards are valued at the closing prices of our Company’s common stock on the date of grant. The Company implemented a new equity award design in 2011 using an EPS metric. Performance shares granted in 2011 were valued at the closing price of our Company’s stock on the date of the grant, resulting in a value of $6.52 for performance shares issued. For performance shares issued prior to 2011, a TSR metric was used. A “Monte Carlo” simulation model was used to estimate the fair value of performance-based restricted stock units, resulting in an estimated value of $15.52 for performance-based restricted stock units granted on April 26, 2010; and $7.65 for performance-based restricted stock units granted on February 20, 2009.

(2)	The EPS thresholds for 2011 performance-based restricted stock awards were not satisfied as of December 31, 2011, the end of the performance period. As a result, these stock awards were not earned. Additionally, the TSR thresholds for the three-year performance period applicable to 2009 stock awards were not met, and one-half of the 2009 awards were forfeited.

(3)	The option award values represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. These amounts reflect stock option grants awarded under our long-term incentive plan, discussed in further detail on page 21 in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives.” The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $2.8858 for options granted on July 26, 2011; $3.1252 for options granted on May 4, 2011; $1.84 for options granted on October 30, 2010; $3.72 for options granted on April 26, 2010; $3.03 for options granted on August 7, 2009; and $1.88 for options granted on February 20, 2009.

(4)	Reflects the cash payments to the named individuals under the STIP. For a description of this program, see page 20 in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentive Payments.”

(5)	Reflects the actuarial increase in the present value of the named executive officers’ benefits under all pension plans, including supplemental pension plans, established by our Company determined using interest rate and mortality rate assumptions consistent with those used in our Company’s financial statements, and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) savings plan, and dividends on our common stock are paid at the same rate as dividends paid to stockholders.

(6)	All Other Compensation in 2011 includes the following aggregate perquisites and other items.

Name	Auto Allowance ($)	Contribution to Retirement Savings Plans ($)	Savings Restoration Plan Contributions ($)	Other Items ($)(a)	Totals ($)
Dennis J. Martin	$13,800	$13,475	$—	$1,776	$29,051
William G. Barker, III	$11,400	$17,150	$—	$680	$29,230
Jennifer L. Sherman	$11,400	$17,150	$21,184	$1,163	$50,897
Mark D. Weber	$11,400	$17,722	$—	$1,014	$30,136
Joseph W. Wilson	$10,500	$14,558	$10,466	$422	$35,946

(a)	Includes with respect to Mr. Martin, $450 for membership in the United Airlines Red Carpet Club and $1,326 for life insurance premium payments. For Mr. Barker, includes $680 life insurance premium payment. For Ms. Sherman, includes $500 for membership in the United Airlines Red Carpet Club and $663 for life insurance premium payments. For Mr. Weber, includes $375 for the United Airlines Red Carpet Club and $639 for life insurance premium payments. For Mr. Wilson, includes $422 for life insurance premium payments.

(7)	Mr. Wilson was appointed President of the Industrial Systems Division of the Safety and Security Systems Group on May 19, 2011. The amounts shown above show the full year value of these components.

(8)	The “Stock Awards” and “Option Awards” columns include, with respect to Ms. Sherman in 2009, a special equity bonus awarded under our Company’s 2005 Executive Incentive Compensation Plan in connection with her outstanding performance, competitive factors and in recognition of her efforts on behalf of our Company in connection with specified events. This award, when granted, was valued at approximately $150,000, consisting of: (i) a stock option valued at approximately $75,000 using the Black-Scholes valuation model to purchase 14,479 shares of our Company’s common stock at an exercise price of $8.53 per share, the closing price of our Company’s common stock on August 7, 2009, the award date; and (ii) 8,793 shares of restricted common stock of our Company valued at approximately $75,000 based on the closing price of our Company’s common stock on the date of award. The restricted stock shares will fully vest on the third anniversary of the date of the award. This column also includes, with respect to Mr. Weber in 2011, a special equity bonus awarded under the Company’s 2005 Executive Incentive Compensation Plan (2010 Restatement), in connection with his increased responsibilities with Bronto Skylift. This award, when granted, was valued at approximately $50,000, consisting of: (i) a stock option valued at approximately $25,000 using the Black-Scholes valuation model to purchase 8,663 shares of our Company’s common stock at an exercise price of $6.09 per share, the closing price of our Company’s common stock on July 26, 2011, the award date; and (ii) 4,105 shares of restricted common stock of our Company valued at approximately $25,000 based on the closing price of our Company’s common stock on the date of award. The restricted stock shares will fully vest on the third anniversary of the date of the award.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards earned for the fiscal year ended December 31, 2011 for the named executive officers:

Grants of Plan-Based Awards in 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dennis J. Martin		$334,750	$669,500	$1,339,000	—	—	—	—	—	—	—
	5/4/2011	—	—	—	38,344	76,687	153,374	—	—	—	$500,003
	5/4/2011	—	—	—	—	—	—	—	159,990	$6.52	$500,001
William G. Barker, III		$102,928	$205,856	$411,712	—	—	—	—	—	—	—
	5/4/2011	—	—	—	9,346	18,692	37,384	—	—	—	$121,873
	5/4/2011	—	—	—	—	—	—	—	38,998	$6.52	$121,877
Jennifer L. Sherman		$100,425	$200,850	$401,700	—	—	—	—	—	—	—
	5/4/2011	—	—	—	10,851	21,702	43,402	—	—	—	$141,498
	5/4/2011	—	—	—	—	—	—	—	45,277	$6.52	$141,500
Mark D. Weber		$99,836	$199,672	$399,344	—	—	—	—	—	—	—
	5/4/2011	—	—	—	10,851	21,702	43,402	—	—	—	$141,498
	5/4/2011	—	—	—	—	—	—	—	45,277	$6.52	$141,500
	7/26/2011	—	—	—	—	—	—	4,105	—	—	$24,999
	7/26/2011	—	—	—	—	—	—	—	8,663	$6.09	$25,000
Joseph W. Wilson		$50,625	$101,250	$202,500	—	—	—	—	—	—	—
	5/4/2011	—	—	—	4,068	8,135	16,271	—	—	—	$53,041
	5/4/2011	—	—	—	—	—	—	—	16,972	$6.52	$53,041

(1)	See the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentive Payments” in this proxy statement beginning on page 20.

(2)	These columns include information regarding only performance-based restricted stock unit grants. The “Threshold” column represents the minimum amount payable (50% of performance-based restricted stock units granted) when threshold performance is met. If performance is below the threshold performance, no amount is paid. The “Target” column represents the amount payable if the specified earnings per share (“EPS”) from continuing operations is equal to the EPS target (100% of performance-based restricted stock units granted). The “Maximum” column represents the full payout potential under the plan if the EPS of our continuing operations is equal to or greater than the EPS maximum (200% of performance-based restricted stock units granted). Shares are awarded, if any, as a percentage of the pre-determined target shares for that executive officer ranging from 0% to 200% determined by the EPS of our continuing operations. For 2011, the EPS threshold target was not achieved and no shares were earned. For a more detailed discussion of the performance-based restricted stock unit grants, see the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading titled “Long-Term Equity Incentives” beginning on page 21 of this proxy statement.

(3)	The grant date fair values are calculated based upon FASB ASC Topic 718. Shares in the form of restricted stock are valued at the closing price of our Company’s common stock on the date of the grant, resulting in an estimated value of $6.09 for restricted shares granted on July 26, 2011. The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $3.1252 for options granted on May 4, 2011 and $2.8858 for options granted on July 26, 2011. The fair value of performance-based restricted stock units was set at the closing price of our Company’s common stock on the date of the grant, resulting in an estimated value of $6.52 for performance-based restricted stock units granted on May 4, 2011.

Information as to Equity Awards

Outstanding Equity Awards at Fiscal Year-End    The following table sets forth information concerning outstanding equity awards held by the named executive officers as of the completed 2011 fiscal year:

Outstanding Equity Awards at 2011 Fiscal Year-End

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(5)(6)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Dennis J. Martin	03/12/08	5,000	—	—	$12.39	03/12/2018	—	—	—	—
	10/30/10	30,292	60,583	—	$5.39	10/30/2020	31,076	$128,965	—	—
	05/04/11	—	159,990	—	$6.52	05/04/2021	—	—	76,687	$318,251
William G. Barker, III	12/10/08	3,888	—	—	$7.60	12/10/2018	—	—	—	—
	02/20/09	19,733	9,867	—	$6.68	02/20/2019	9,300	$38,595	—	—
	04/26/10	6,200	12,400	—	$10.04	04/26/2020	7,968	$33,067	7,968	$33,067
	05/04/11	—	38,998	—	$6.52	05/04/2021	—	—	18,692	$77,572
Jennifer L. Sherman	02/06/02	1,000	—	—	$23.21	02/06/2012	—	—	—	—
	02/06/03	5,000	—	—	$15.65	02/06/2013	—	—	—	—
	02/12/04	5,000	—	—	$18.89	02/12/2014	—	—	—	—
	03/10/04	5,000	—	—	$18.93	03/10/2014	—	—	—	—
	02/10/05	15,700	—	—	$16.01	02/10/2015	—	—	—	—
	02/08/06	13,525	—	—	$16.94	02/08/2016	—	—	—	—
	02/26/07	11,700	—	—	$16.10	02/26/2017	—	—	—	—
	02/22/08	16,100	—	—	$10.59	02/22/2018	—	—	—	—
	02/20/09	10,733	5,367	—	$6.68	02/20/2019	5,100	$21,165	—	—
	08/07/09	9,653	4,826	—	$8.53	08/07/2019	8,793	$36,491	—	—
	04/26/10	6,734	13,466	—	$10.04	04/26/2020	8,632	$35,823	8,632	$35,823
	05/04/11	—	45,277	—	$6.52	05/04/2021	—	—	21,702	$90,063
Mark D. Weber	02/06/02	1,000	—	—	$23.21	02/06/2012	—	—	—	—
	04/17/03	10,000	—	—	$16.02	04/17/2013	—	—	—	—
	02/12/04	10,000	—	—	$18.89	02/12/2014	—	—	—	—
	02/10/05	22,700	—	—	$16.01	02/10/2015	—	—	—	—
	02/08/06	19,550	—	—	$16.94	02/08/2016	—	—	—	—
	02/26/07	18,600	—	—	$16.10	02/26/2017	—	—	—	—
	02/22/08	27,500	—	—	$10.59	02/22/2018	—	—	—	—
	02/20/09	18,333	9,167	—	$6.68	02/20/2019	8,600	$35,690	—	—
	04/26/10	5,700	11,400	—	$10.04	04/26/2020	7,304	$30,312	7,304	$30,312
	05/04/11	—	45,277	—	$6.52	05/04/2021	—	—	21,702	$90,063
	07/26/11	—	8,663	—	$6.09	07/26/2021	4,105	$17,036	—	—
Joseph W. Wilson	02/06/02	500	—	—	$23.21	02/06/2012	—	—	—	—
	04/17/03	500	—	—	$16.02	04/17/2013	—	—	—	—
	04/17/03	300	—	—	$16.02	04/17/2013	—	—	—	—
	02/12/04	1,000	—	—	$18.89	02/12/2014	—	—	—	—
	02/08/06	3,000	—	—	$16.94	02/08/2016	—	—	—	—
	02/26/07	3,400	—	—	$16.10	02/26/2017	—	—	—	—
	02/22/08	22,000	—	—	$10.59	02/22/2018	—	—	—	—
	02/20/09	10,933	5,467	—	$6.68	02/20/2019	8,000	$33,200	—	—
	04/26/10	4,034	8,066	—	$10.04	04/26/2020	5,179	$21,493	—	—
	05/04/11	—	16,972	—	$6.52	05/04/2021	—	—	8,135	$33,760

(1)	Stock options granted from 2005 to 2011 are subject to graded vesting over a three-year period from the date of grant.

(2)	Prior to 2007, the exercise price for each option grant was the lowest sale price of our common stock on the date of grant as opposed to our current methodology of using the closing price for our common stock, as reported by the New York Stock Exchange, on the date of option grant.

(3)	Restricted stock awards granted from 2005 through 2011 provide for vesting in full on the third anniversary of the grant date.

(4)	Based on the closing price of $4.15 per share of our common stock on December 31, 2011.

(5)	The shares in this column granted on February 20, 2009 were not earned on December 31, 2011, as we did not achieve the threshold target relative to total stockholder return (“TSR”) compared to the TSR of the comparator group over the three-year performance period ended December 31, 2011. For a more detailed discussion of the performance-based restricted stock unit grants, see the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives” beginning on page 21 of this proxy statement.

(6)	The shares in this column granted on April 26, 2010 will vest if we achieve the TSR threshold target based on our TSR compared to the TSR of the comparator group over the three-year performance period. The final relative TSR goal will not be determined until the end of the three-year performance period, and the payout of this award could range from 0% to 200% of the performance-based restricted stock unit amount originally granted. The performance-based restricted stock units vest in full at the conclusion of the three-year performance period in 2012.

(7)	The shares in this column granted on May 4, 2011 were not earned on December 31, 2011, as the Company did not achieve the earnings per share from continuing operations (“EPS”) threshold.

Option Exercises and Stock Vested in 2011     The following table sets forth information concerning amounts received or realized upon exercise of options or similar instruments, and the vesting of stock or similar instruments, by the named executive officers:

Name	Option Awards(1)		Stock Awards(2)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)
Dennis J. Martin	—	—	—	—
William G. Barker, III	—	—	3,290	$13,686
Jennifer L. Sherman	—	—	5,100	$33,405
Mark D. Weber	—	—	8,600	$56,330
Joseph W. Wilson	—	—	6,100	$39,955

(1)	None of the named executive officers exercised any stock options during the year ended December 31, 2011.

(2)	Reflects the lapse of time-based restrictions pursuant to the terms of grant under our long-term incentive plan for the 2008 grant cycles. No amounts were deferred by the named executive officers.

Post Retirement Benefits

Pension Benefits Table in 2011    The following table sets forth information concerning the present value of accumulated pension benefits accrued by and any payments made to the named executive officers:

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Dennis J. Martin	—	—	—	—
William G. Barker, III	—	—	—	—
Jennifer L. Sherman	FSC Retirement Plan	11.00	$202,647	—
Mark D. Weber	—	—	—	—
Joseph W. Wilson	FSC Retirement Plan	18.00	$441,306	—

(1)	This qualified retirement plan, which has been frozen, provides retirement benefits for many salaried and hourly employees, including many executive officers. Contributions were made on an actuarial group basis, and no specific contribution was set aside for any individual participant. The approximate annual pension benefit set forth in the table is based on years of service and compensation, and reflects dollar limitations under the Internal Revenue Code, as amended, which limits the annual benefits which may be paid from a tax-qualified retirement plan. Participants under this plan were eligible to receive a supplemental transitional contribution to our 2007 Retirement Savings Plan and Savings Restoration Plan equal to 1% to 2% of their eligible compensation until December 31, 2009.

The normal retirement age under our retirement plan is age 65. Ms. Sherman and Mr. Wilson are the only named executive officers who participate in this retirement plan. The annual pension earned by each is equal to 50% of her or his average monthly compensation (up to a maximum of $180,000), less one-half of Social Security payments, times her or his credited service years (to a maximum of 30 years). For purposes of the FSC Retirement Plan, “compensation” is calculated as the total of salary plus non-equity incentive plan amounts as set forth in the Summary Compensation Table. Under the FSC Retirement Plan, Ms. Sherman and Mr. Wilson are

eligible to retire after age 55 after completing at least 10 years of service with our Company. However, in the event of such early retirement, the pension benefits payable are reduced by 1/180 for each month up to 60 months, and 1/360 for each month over 60 months by which the actual retirement age is less than 65 years.

Non-Qualified Deferred Compensation Table in 2011    The following table sets forth the contributions, earnings, withdrawals/distributions and aggregate balances for the named executive officers participating in the Federal Signal Corporation Savings Restoration Plan (“Savings Restoration Plan”). The Savings Restoration Plan is an amendment and restatement of the Federal Signal Corporation Supplemental Savings and Investment Plan as of January 1, 2007. A pre-2007 plan account reflects the amounts, if any, credited on behalf of a participant under the plan prior to January 1, 2007, and notional gains, losses, expenses, appreciation and depreciation attributable thereto. Amounts in the participant’s pre-2007 plan account are notionally invested in the Federal Signal Corporation Stock Fund; investments are held in the Rabbi Trust.

Name	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings/Loss in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Dennis J. Martin
Savings Restoration Plan	$0	$0	$0	$0	$0
William G. Barker, III
Savings Restoration Plan	$0	$0	$1,357	$0	$31,246
Jennifer L. Sherman
Savings Restoration Plan	$22,448	$21,184	$(7,178)	$0	$192,090
Mark D. Weber
Savings Restoration Plan	$0	$0	$(6,773)	$0	$147,424
Rabbi Trust(5)	$0	$0	$(76)	$0	$1,138
Joseph W. Wilson
Savings Restoration Plan	$22,023	$10,466	$(183)	$0	$204,282

(1)	For each of the named executive officers, amounts are included in the “Salary” column of the Summary Compensation Table on page 31.

(2)	Amounts are included in the “All Other Compensation” column of the Summary Compensation Table on page 31.

(3)	Aggregate earnings under the plan are not above-market and are not included in the Summary Compensation Table.

(4)	Includes the following amounts that were deferred during fiscal years 2010 and 2009, respectively, under the Savings Restoration Plan: Mr. Weber, $0, $4,404; Ms. Sherman, $39,471, $22,077; Mr. Barker, $8,213, $6,588; and Mr. Wilson, $33,122, $35,828.

(5)	The Rabbi Trust held the assets for a supplemental retirement savings plan. It has been replaced by the Savings Restoration Plan. Participation in this plan is frozen and no further contributions can be made. Mr. Weber is the only named executive officer with assets in the Rabbi Trust.

The Savings Restoration Plan is a nonqualified, unfunded defined contribution plan. The plan provides participants with benefits that would have been provided under the Company’s qualified 401(k) plan, but could not be provided due to Internal Revenue Code qualified plan compensation limits.

Participants in the Savings Restoration Plan are individuals who have been designated by the Company’s Benefits Planning Committee. Under this plan, a participant’s deferral percentage must be the same as under the Retirement Savings Plan. The Company-matching contributions, the Company-paid retirement contributions, deferral percentage limits and eligible compensation follow the same requirements as the Retirement Savings Plan. Amounts deferred under the plan will be credited with returns based on the same investment alternatives selected by the participant under the Retirement Savings Plan, which include a Federal Signal common stock fund and other mutual fund investment alternatives. There are no “above-market earnings” as all earnings are market-based consistent with the investment funds elected. All deferred amounts, both the Company-matching contributions and Company-paid contributions, are accounted for on the Company’s financial statements as unfunded obligations of the Company.

Generally, distribution of vested account balances occurs within six months following a termination of employment in a lump sum or in annual installments for 5, 10 or 15 years. Amounts in a participant’s pre-2007 plan account shall be distributed only in the form of Federal Signal Corporation common stock. Amounts in a participant’s other accounts under the plan, which are invested at the participant’s direction in notional investment funds, will be distributed to the participant in cash.

Other Potential Post-Employment Payments

Arrangements of Named Executive Officers

The tables on the following pages reflect the incremental cost to our Company of providing payments and benefits under the Executive General Severance Plan and the Change in Control Agreements, which are generally not available on a non-discriminatory basis, in connection with each of the aforementioned circumstances. The amounts shown in the tables assume that the termination of employment occurs on December 31, 2011, and thus, only includes amounts earned through such time. The actual value of the payments and benefits received can only be determined at the time of separation.

Material Conditions to Receipt of Payments    The receipt of payments and benefits upon separation from service in the event of involuntary termination without “Cause” or voluntary termination with “Good Reason” are conditioned on the named executive officers’ compliance with the following restrictive covenants set forth in the Executive General Severance Plan:

•	Execution of a general release;

•	Non-disclosure of confidential information to a third party;

•	Non-competition with our Company for up to twelve months; and

•	Non-solicitation of employees for a twelve month period.

Payments under Executive General Severance Plan    Our Company has adopted an Executive General Severance Plan covering Messrs. Martin, Barker, Weber and Wilson and Ms. Sherman that provides for the payment of severance in the event of involuntary termination without “Cause” or voluntary termination with “Good Reason.”

In 2008, we amended our Executive General Severance Plan in light of Section 409A of the Internal Revenue Code. To the extent required to comply with Section 409A of the Internal Revenue Code, any severance benefits would not be paid to the executive officer prior to the date that is six months from the date of termination (other than due to death).

In 2011, we again amended our Executive General Severance Plan to limit certain benefits to prevent the payment of duplicative benefits, clarify the elements of a for “Cause” termination (which results in ineligibility for benefits), reduce the ability of the executive to terminate for “Good Reason,” and increase the Company’s flexibility to complete corporate transactions without triggering severance obligations.

Termination of the Executive by our Company without “Cause” or by the Executive for “Good Reason”    If an executive’s employment is terminated by our Company without “Cause” or by the executive for “Good Reason,” he or she shall receive the following payments and benefits:

•

Cash payments equal to the sum of the named executive officer’s base salary and current target annual bonus for Tier I executives, cash payments equal to 75% of the named executive officer’s base salary and current target annual bonus target for Tier II executives and cash payments equal to 50% of the named executive officer’s base salary and current target annual bonus target for Tier III executives;

•	Payment of a portion of the targeted annual bonus based on the number of days worked in the current year;

•

Continuation of health and welfare benefits for up to twelve months following termination at the same premium cost and at the same coverage level to the executive as in effect as of the executive’s date of termination (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code);

•

Right to exercise vested options within three months from date of termination (unvested options, performance-based restricted stock units, restricted stock awards and restricted stock units are forfeited); and

•	Earned amounts under our Retirement Savings Plan and Savings Restoration Plan.

If, however, the named executive officer is terminated by our Company for “Cause” or if the named executive officer voluntarily terminates his or her employment without “Good Reason,” our Company shall not provide the named executive officer with post-termination payments or benefits other than those vested and accrued under our Company’s various compensation plans and programs.

Payments Made Upon Retirement    Our Company provides the following post-termination payments and benefits under the Executive General Severance Plan and award documents upon retirement:

•	Accrued and unpaid base salary through the date of retirement;

•	Right to exercise vested options within three years from date of termination (unvested options, restricted stock and restricted stock unit awards are forfeited);

•

Immediate vesting of all performance-based restricted stock units with performance shares distributed at the end of the performance period based on actual performance and prorated through the date of termination of employment; and

•	Earned amounts under our Retirement Savings Plan and Savings Restoration Plan.

Payments Made Upon Death or Disability    In the event of death or disability, named executive officers shall receive the following payments and benefits from our Company under the Executive General Severance Plan and award documents:

•	Accrued and unpaid base salary through the date of termination of employment;

•

Immediate vesting of all outstanding and unvested stock options. Named executive officers or their designated beneficiaries shall have the right to exercise such options for one year from the date of disability or death;

•	Immediate vesting or lapse of restrictions on all restricted stock and restricted stock units, as applicable;

•

Immediate vesting of all performance-based restricted stock units with performance shares distributed at the end of the performance period based on actual performance and prorated through the date of termination of employment; and

•	Earned amounts under our Retirement Savings Plan and Savings Restoration Plan.

In addition to the benefits listed above, named executive officers will receive benefits under our non-discriminatory disability plan or payments under our group life insurance plan in the event of death or disability.

Payments Made Upon a Change in Control    We have entered into Executive Change-in-Control Severance Agreements with our named executive officers that provide for certain payments in the event of a “Change in Control” of our Company and a qualifying termination. Any executive officer eligible for payment under an Executive Change-in-Control Severance Agreement will not be eligible for payment under the Executive General Severance Plan discussed above. Additionally, certain of the equity award agreements issued under our 2005 Executive Incentive Plan (2010 Restatement) provide for accelerated vesting or a lapse of restrictions if the business segment in which the participant is primarily employed is divested and the divestiture results in the termination of the participant’s employment with our Company. Pursuant to our Executive Change-in-Control Severance Agreements, in the event of a separation from service (as defined in Section 409A of the Internal Revenue Code) within 24 calendar months following a Change in Control (other than termination by us for “Cause,” voluntary termination by the executive without “Good Reason,” or by reason of death or disability), or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “Good Reason,” we shall provide each named executive officer with the following severance benefits:

•	Payment of any accrued and unpaid salary and prorated annual cash incentive bonus target;

•	A lump-sum cash payment up to two times the sum of the executive’s base salary and current annual target bonus opportunity established under the annual bonus plan in which the executive participates;

•	A lump-sum cash payment up to one times the sum of annual base salary and annual cash incentive bonus target as consideration for the eighteen month non-compete covenant;

•	Immediate vesting and lapse of restrictions on all equity-based long-term incentives;

•	Immediate vesting and cash-out of all outstanding cash-based long-term incentive awards;

•

Continuation of medical insurance coverage for up to thirty-six months following termination at the same premium cost and at the same coverage level to the executive as in effect immediately prior to the termination of the executive’s employment (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code) and continuation of other health and welfare benefits for up to twelve months at the same premium cost and at the same coverage level under the Company’s Executive General Severance Plan to the extent not duplicative; and

•

If the value of the cash payments and the continuation or acceleration of benefits upon termination under the severance agreements would subject the executive officer to the payment of a federal excise tax as “excess parachute payments,” the executive would be entitled to receive an additional “gross-up” payment to cover the full cost of any excise tax and all of the executive’s additional federal, state and local income, excise and employment taxes that arise on the additional payment; provided, however, that Messrs. Martin and Wilson are not entitled to a “gross-up” payment pursuant to the compensation policy adopted in 2009 by the Board limiting tax gross-up payments. See the section titled “Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits” beginning on page 30 of this proxy statement.

In 2008, we amended our Executive Change-in-Control Severance Agreements in light of Section 409A of the Internal Revenue Code. To the extent required to comply with Section 409A of the Internal Revenue Code, any severance benefits would not be paid to the executive officer prior to the date that is six months from the date of termination (other than due to death).

A “Change in Control” under the Executive Change-in-Control Severance Agreements is defined as the occurrence of any one or more of the following events:

•	Acquisition by any one person or group of beneficial ownership of forty percent (40%) or more of the combined voting power of our Company’s then outstanding securities;

•	Replacement of the majority of the directors during any period of twenty-four consecutive months;

•

Consummation of a merger or consolidation of our Company with another corporation, other than (1) a merger or consolidation in which the combined voting securities of our Company immediately prior to such merger or consolidation continue to represent more than sixty percent (60%) of the combined voting power of the voting securities of our Company or the surviving entity outstanding immediately after such merger or consolidation; or (2) a merger or consolidation effected to implement a recapitalization of our Company or similar transaction in which no person or group acquires more than forty percent (40%) of the combined voting power of our Company’s then outstanding securities;

•	Approval by our stockholders of a plan or an agreement for the sale or disposition of all or substantially all of our Company’s assets; or

•

Any other transaction that our Board of Directors designates as being a Change in Control. On March 3, 2010, the Board modified the Change in Control Policy and the form of Executive Change-in-Control Severance Agreement to prospectively remove Board discretion on designating transactions as a change in control. This new policy is included in each of the Executive Change-in-Control Severance Agreements executed by Mr. Martin and Mr. Wilson.

Under the Executive Change-in-Control Severance Agreements, “Cause” generally means: (1) the executive officer’s willful and continued failure to substantially perform his or her duties; (2) the executive’s conviction of a felony; or (3) the executive’s willful engagement in conduct that is demonstrably and materially injurious to our Company, monetarily or otherwise. “Good Reason” generally means one or more of the following which results in a material negative change in the executive officer’s employment relationship with our Company: (1) the assignment of the executive officer to duties materially inconsistent with the executive’s authority and duties prior to the change in control or a material reduction in the executive’s duties and authorities; (2) a reduction in or cancellation of the executive’s salary, bonus, compensation or other benefit plans; (3) relocation of the executive to a new principal office in excess of 50 miles from the executive’s principal office immediately prior to the Change in Control; (4) the failure of our Company to obtain a satisfactory agreement from any successor to our Company to assume and agree to perform our Company’s obligations under the agreement; or (5) any material breach of the Executive Change-in-Control Severance Agreement by our Company.

Summary Data Charts

The following tables illustrate the potential payments and benefits received by our named executive officers under various employment termination events. The assumptions used in preparation of these tables are consistent with the payments and benefits described above in the various post-employment scenarios, and as stated below.

General assumptions

•	Date of termination was December 31, 2011.

•	A value of $4.15 per share was used as the value of our common stock consistent with the closing price of our common stock on December 31, 2011.

•	Executives are assumed to be subject to a 35% federal tax rate, a 5% state tax rate and a 1.45% FICA tax rate.

•

With respect to performance-based restricted stock units, where the number of shares paid out is contingent on certain performance metrics and continued employment, such units have been valued based on a prorated portion of the target number of shares awarded in 2008, 2009 and 2010.

Dennis J. Martin

The following table illustrates the potential payments and benefits received by Mr. Martin under various employment termination events:

Potential Post-Employment Payments

President and Chief Executive Officer — Dennis J. Martin

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Death($)	Disability($)	Retirement($)	Change in Control Only ($)	Change in Control and Termination Without Cause or with Good Reason ($)
Severance Compensation	$1,339,000	$—	$—	$—	$—	$4,003,610(1)
Pro-Rata Bonus	$669,500	$—	$—	$—	$—	$669,500
Stock Options	$—	$—	$—	$—	$—	$—
Restricted Stock	$—	$128,965	$128,965	$128,965	$128,965	$128,965
Performance Shares	$—	$—	$—	$—	$—	$—
Life Insurance	$1,366	$—	$—	$—	$—	$1,366
Medical Benefits	$11,085	$—	$—	$—	$—	$33,255
Dental Benefits	$484	$—	$—	$—	$—	$484
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$2,021,435	$128,965	$128,965	$128,965	$128,965	$4,837,180

(1)	Mr. Martin’s severance compensation under the change-in-control scenario is capped at 2.99 times his base salary plus his bonus at target.

William G. Barker, III

The following table illustrates the potential payments and benefits received by Mr. Barker under various employment termination events:

Potential Post-Employment Payments

Senior Vice President and Chief Financial Officer — William G. Barker, III

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Death($)	Disability($)	Retirement($)	Change in Control Only ($)	Change in Control and Termination without Cause or with Good Reason ($)
Severance Compensation	$548,949	$—	$—	$—	$—	$1,646,846
Pro-Rata Bonus	$205,856	$—	$—	$—	$—	$205,856
Stock Options	$—	$—	$—	$—	$—	$—
Restricted Stock	$—	$71,662	$71,662	$71,662	$71,662	$71,662
Performance Shares	$—	$18,371	$18,371	$18,371	$18,371	$18,371
Life Insurance	$700	$—	$—	$—	$—	$700
Medical Benefits	$18,145	$—	$—	$—	$—	$54,435
Dental Benefits	$716	$—	$—	$—	$—	$716
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$811,922
Other	$—	$—	$—	$—	$—	$—
Total	$774,366	$90,033	$90,033	$90,033	$90,033	$2,810,508

Jennifer L. Sherman

The following table illustrates the potential payments and benefits received by Ms. Sherman under various employment termination events:

Potential Post-Employment Payments

Senior Vice President, Chief Administrative Officer, General Counsel and Secretary — Jennifer L. Sherman

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Death($)	Disability($)	Retirement($)	Change in Control Only ($)	Change in Control and Termination Without Cause or with Good Reason ($)
Severance Compensation	$535,600	$—	$—	$—	$—	$1,606,800
Pro-Rata Bonus	$200,850	$—	$—	$—	$—	$200,850
Stock Options	$—	$—	$—	$—	$—	$—
Restricted Stock	$—	$93,479	$93,479	$93,479	$93,479	$93,479
Performance Shares	$—	$19,902	$19,902	$19,902	$19,902	$19,902
Life Insurance	$683	$—	$—	$—	$—	$683
Medical Benefits	$18,145	$—	$—	$—	$—	$54,435
Dental Benefits	$716	$—	$—	$—	$—	$716
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$767,567
Other	$—	$—	$—	$—	$—	$—
Total	$755,994	$113,381	$113,381	$113,381	$113,381	$2,744,432

Mark D. Weber

The following table illustrates the potential payments and benefits received by Mr. Weber under various employment termination events:

Potential Post-Employment Payments

President, Environmental Solutions Group — Mark D. Weber

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Death($)	Disability($)	Retirement($)	Change in Control Only ($)	Change in Control and Termination Without Cause or with Good Reason ($)
Severance Compensation	$532,457	$—	$—	$—	$—	$1,597,370
Pro-Rata Bonus	$199,671	$—	$—	$—	$—	$199,671
Stock Options	$—	$—	$—	$—	$—	$—
Restricted Stock	$—	$83,037	$83,037	$83,037	$83,037	$83,037
Performance Shares	$—	$16,840	$16,840	$16,840	$16,840	$16,840
Life Insurance	$679	$—	$—	$—	$—	$679
Medical Benefits	$18,145	$—	$—	$—	$—	$54,435
Dental Benefits	$716	$—	$—	$—	$—	$716
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$705,886
Other	$—	$—	$—	$—	$—	$—
Total	$751,668	$99,877	$99,877	$99,877	$99,877	$2,658,634

Joseph W. Wilson

The following table illustrates the potential payments and benefits received by Mr. Wilson under various employment termination events:

Potential Post-Employment Payments

President, Industrial Systems Division — Joseph W. Wilson

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Death($)	Disability($)	Retirement($)	Change in Control Only ($)	Change in Control and Termination Without Cause or with Good Reason ($)
Severance Compensation	$244,688	$—	$—	$—	$—	$540,000
Pro-Rata Bonus	$75,938	$—	$—	$—	$—	$101,250
Stock Options	$—	$—	$—	$—	$—	$—
Restricted Stock	$—	$54,693	$54,693	$54,693	$54,693	$54,693
Performance Shares	$—	$—	$—	$—	$—	$—
Life Insurance	$344	$—	$—	$—	$—	$459
Medical Benefits	$8,313	$—	$—	$—	$—	$22,170
Dental Benefits	$363	$—	$—	$—	$—	$484
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$329,646	$54,693	$54,693	$54,693	$54,693	$719,056

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is currently comprised of three directors, none of whom are officers or employees. All members are “independent” under rules adopted by the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. The Board of Directors has adopted a charter for the Audit Committee, which is available on our website: http://www.federalsignal.com.

In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices, and compliance with legal and regulatory requirements of our Company, including our codes of business conduct and ethics. In addition, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit the financial statements of our Company and its subsidiaries, subject to approval by the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed disclosures made by our Company’s management during the certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls.

The Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has discussed with the independent accountants the accountants’ independence from management and our Company, including matters in the written disclosures pursuant to Rule 3526 of the Public Company Accounting Oversight Board Communicating with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the accountants’ independence.

The Audit Committee has adopted a policy for the pre-approval of all services and fees to be provided by our independent accountants for audit, audit-related, tax and all other services, which are allowable under applicable rules and regulations. The Audit Committee annually pre-approves types of services and fees. The Audit Committee periodically approves changes in such authorization and also delegates such periodic approval to the Committee Chairman, who reports any such authorizations to the Audit Committee at its next meeting.

The Audit Committee discussed with our internal auditors and independent accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

CHARLES R. CAMPBELL, CHAIRMAN

DOMINIC ROMEO	RICHARD MUDGE

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

ACCOUNTING FEES

Our Board of Directors selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2011.

Ernst & Young LLP fees for 2011 and 2010 were:

($s in thousands)	2011	2010
Audit Fees(1)	$1,605	$1,797
Audit-Related Fees(2)	$20	$98
Tax Fees(3)	$25	$38
All Other Fees(4)	$—	$—

Total	$1,650	$1,933

(1)	Audit Fees — These are fees for professional services performed by Ernst & Young LLP for: (i) the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements; and (ii) the audit of our system of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees — These are fees for the assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax Fees — These are fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. Fees incurred principally relate to review of tax returns, preparation of tax returns or supporting documentation and consultation with regard to various tax planning issues.

(4)	All Other Fees — These are fees for miscellaneous other services performed by Ernst & Young LLP that do not meet the above categories.

The Audit Committee has adopted a policy for the pre-approval of all services and fees to be provided by our independent registered public accounting firm for audit, audit-related, tax and all other services allowable under applicable rules and regulations. This policy is described above in the Audit Committee Report. All such services and fees provided by our independent registered public accounting firm during 2011 were pre-approved by the Audit Committee.

PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to provide advisory approval of the Company’s compensation of our named executive officers as disclosed in this proxy statement.

As described in the “Compensation Discussion and Analysis” section beginning on page 16, the Company’s executive compensation programs are designed to attract, motivate and retain its executive officers, who are critical to the Company’s success. The Company seeks to accomplish this by rewarding performance and by providing forms of compensation that align executive officers’ interests with stockholders’ long-term interests. As described in the “Compensation Discussion and Analysis” section, the Company emphasizes variable compensation, in particular equity compensation including performance-based restricted stock. Consistent with this emphasis, long-term awards granted to the Company’s executive officers in 2009 and 2011, respectively, were forfeited based on the Company’s non-satisfaction of performance standards for the applicable three-year and one-year performance periods, each ending December 31, 2011. Additionally, based on our performance, the Company has awarded less than the target amounts on an annual basis under the Company’s Short-Term Incentive Bonus Plan. Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

The Compensation and Benefits Committee periodically reviews the compensation programs for the Company’s named executive officers to address the goal of aligning our executive compensation structure with the Company’s stockholders’ interests and current market practices.

The following proposal, commonly known as a “say-on-pay” proposal, provides stockholders the opportunity to express their views on the Company’s executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation approach for executive compensation and the Board’s policies and practices described herein.

You have the opportunity to vote “FOR,” “AGAINST” or “ABSTAIN” on the following advisory approval of the Company’s executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement, is hereby approved.”

In deciding how to vote on this proposal, you are encouraged to consider the description of the Compensation and Benefits Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” section of this proxy statement, as well as the following items:

•

We believe in pay-for-performance. In 2008, we adopted a long-term incentive program intended to align each executive’s goals with the intermediate and long-term goals of our stockholders through the grant of stock options to purchase shares of our common stock, restricted stock awards and performance-based restricted stock units. In 2011, with respect to annual equity awards for our executive officers, we further bolstered this pay-for-performance philosophy when we restructured the long-term incentive program to eliminate time-based restricted stock, limiting the design to only options to purchase shares of our common stock and performance-based restricted stock units. As a result, the 2011 annual awards under our long-term incentive program were effectively 100% performance-based for our executive officers. The performance-based restricted stock awards granted in 2011 were not earned because the applicable thresholds were not met. All annual equity awards to be granted in 2012 to our executive officers will only have value if our performance goals are achieved and/or our stock price appreciates.

•

Our pay-for-performance philosophy is evident in the composition of our executive officer’s compensation. As shown below, equity compensation makes up a large portion (between 19.7% and 47.7%) of total compensation for the named executive officers who are currently serving our Company.

Named Executive Officer	2011 Equity Compensation	2011 Total Compensation	Percentage of 2011 Total Compensation Attributable to Equity
Dennis J. Martin	$1,000,004	$2,097,005	47.7%
William G. Barker, III	$243,750	$676,164	36.0%
Jennifer L. Sherman	$282,998	$837,380	33.8%
Mark D. Weber	$332,997	$853,288	39.0%
Joseph W. Wilson	$106,082	$538,564	19.7%

•

Consistent with our pay-for-performance philosophy, and in light of the poor financial results achieved at the Company level, none of our named executive officers will receive bonus payments based on Company financial performance for 2011. In keeping with our goal of rewarding business unit achievement, Messrs. Weber and Wilson each received a financially-based bonus reflecting the solid performances by the business segments for which they serve as Presidents.

•

Our Compensation and Benefits Committee has taken a conservative approach with regard to base salaries. Base salaries of our executive officers are targeted at or below the 50th percentile of competitive market data.

•	With the assistance of our compensation consultant, the Compensation and Benefits Committee reduced the size of our peer group in October 2011 to align our revenue scope more appropriately.

•	Our pay practices are friendly to stockholders. For example:

•

In 2010, we modified our 2005 Executive Incentive Plan to: (i) eliminate net share counting for stock settlement of stock appreciation rights, for the stock payment of exercise price of an option and for shares withheld by or otherwise remitted to us to satisfy tax withholding liability; (ii) require that full value awards be counted as the equivalent of 1.51 shares; and (iii) allow only shares subject to awards that expired, are cancelled or forfeited or are settled in cash to be available for re-issuance under the plan. In connection with this modification, we also committed to an average “burn rate” for 2010 through 2012 of no more than 2.73%. This “burn rate” is calculated as (i) the total number of equity awards granted in shares in a year divided by (ii) the number of common shares outstanding at the end of that year.

•

Over the years, we have reduced the perquisites available to our executive officers and those that we do provide are not typically considered unfriendly to stockholders. For example, we adopted a prospective policy in 2009 that prohibits any tax gross-up payments except for such gross-ups provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement. Messrs. Martin and Wilson, two of our named executive officers, are only entitled to the limited tax gross-up payments noted above.

•

Unless approved by our stockholders and including our arrangements with Messrs. Martin and Wilson, since February 2009, we have limited severance payments for named executive officers to an amount not exceeding 2.99 times the sum of: (i) the named executive officer’s highest annual base salary for the year of termination or either of the immediate two preceding years; and (ii) either the named executive officer’s current target bonus, or the highest annual bonus awarded to the named executive officer in any of the three years preceding the year of termination.

•

Payments under the STIP are subject to a “clawback” policy under which the Company will require, to the extent practicable upon the occurrence of specified events, a named executive officer to repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate; and (ii) a determination that the amount of such performance-based bonus would have been less than the amount previously paid to such named executive officer, taking into account the restated financial results or otherwise corrected performance results.

•

In 2011 we modified the Company’s Executive General Severance Plan to limit certain benefits, prevent the payment of duplicative benefits, clarify the elements of a for “Cause” termination (which results in ineligibility for benefits), reduce the ability of the executive to terminate for “Good Reason,” and increase the Company’s flexibility to complete corporate transactions without triggering severance obligations.

•

Our executive officers are required to own substantial holdings of our common stock while employed by us. Individual stock ownership targets are based on a multiple of between two and five times the executive’s base salary. Until the target ownership is met, our executive officers ability to sell shares of our common stock is limited. Additionally, in February 2011, the policy was revised to require that after achieving the ownership target, each executive officer is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.

•	The Compensation and Benefits Committee is advised by an independent compensation consultant who keeps the Compensation and Benefits Committee apprised of developments and best practices.

For all of these reasons, we believe our executive compensation program is well-designed, appropriately aligns executive pay with Company performance, and attracts, motivates and retains individuals whose interests are aligned with our stockholders.

This vote is not intended to address a specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices as described in this proxy statement. The affirmative vote of a majority of the shares of our common stock cast in person or by proxy on the proposal will be considered approval by the stockholders of the advisory resolution on executive compensation.

The Board of Directors recommends that you vote “FOR” approval of the advisory resolution on executive compensation.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

Our Board of Directors, upon the recommendation of the Audit Committee, has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. A resolution will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP.

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2011. A representative of that firm will be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and to respond to any questions that you may have. The appointment of the independent accountants is approved annually by the Audit Committee.

The affirmative vote of a majority of the shares of our common stock cast at the Annual Meeting in person or by proxy is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely upon our review of copies of reports received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934, we believe that all of our directors, officers and beneficial owners of more than ten percent (10%) of our common stock filed all such reports on a timely basis during 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 with respect to the shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (#)
Equity Compensation Plans Approved by Security Holders(1)
1996 Stock Benefit Plan(2)	278,200	$17.60	0
2005 Executive Incentive Compensation Plan (2010 Restatement)(3)	1,719,750	$8.96	4,052,479

Total	1,997,950	$10.16	4,052,479

(1)	Our Company has no equity compensation plans which have not been approved by stockholders.

(2)	No additional awards were available for grant under this plan after April 17, 2006.

(3)	“Full value” awards, which include restricted stock awards and performance-based restricted stock units, count as 1.51 shares against the remaining available shares for future issuance under this plan.

FUTURE STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement for the 2013 Annual Meeting of Stockholders, we must receive any stockholder proposals on or before November 19, 2012.

Our By-Laws provide that, in order for other business to be considered at the 2013 Annual Meeting, we must receive information relating to such other business by January 24, 2013, but not before December 25, 2012, which is not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. Our By-Laws also contain specific requirements that must be complied with by stockholders who wish to present proposals. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, you should write to our executive offices, Attn: Corporate Secretary. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2013 Annual Meeting. A stockholder may nominate candidates for election as directors at stockholder meetings by following the procedures set forth in this proxy statement under “Committees of the Board of Directors — Nominating and Governance Committee.”

OTHER BUSINESS

As of the date hereof, the foregoing is the only business which our Board of Directors and management intend to present, or are aware that others will present, at the Annual Meeting. If any other proper business should be presented at the meeting, the proxy cards will be voted in respect thereof in accordance with the discretion and judgment of the person or persons voting such proxy cards.

By order of the Board of Directors,

JENNIFER L. SHERMAN

Corporate Secretary

FEDERAL SIGNAL CORPORATION ATTN: JENNIFER L. SHERMAN 1415 W. 22ND STREET, STE. 1100 OAK BROOK, IL 60523-2004

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M43352-P21262 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FEDERAL SIGNAL CORPORATION The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors		☐	☐	☐
Nominees
01) James E. Goodwin
02) William F. Owens
03) Paul W. Jones
04) Dennis J. Martin
05) Brenda L. Reichelderfer

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2.	Advisory approval of the company’s executive compensation							☐	☐	☐
3.	Ratify Ernst & Young LLP’s appointment as our independent registered public accounting firm for 2012							☐	☐	☐

NOTE: This proxy also may be voted in the discretion of the proxies, on any matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

For address changes and/or comments, mark here. (see reverse side for instructions)					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M43353-P21262

FEDERAL SIGNAL CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS YOUR VOTE IS VERY IMPORTANT - PLEASE VOTE TODAY.

The undersigned having received the notice of the 2012 Annual Meeting of Stockholders of Federal Signal Corporation (the “Company”) and the proxy statement, appoints Jennifer L. Sherman and Lana J. Noel, and each of them acting individually, as the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of the Company’s Common Stock standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the Annual Meeting and at any adjournment(s) or postponement(s) thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made for a proposal, the proxy will be voted: (a) “FOR” all of the Company’s director nominees in Proposal 1; and (b) “FOR” Proposals 2 and 3, as applicable. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock.

This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Federal Signal 401(k) Retirement Plan 091973 (the “Plan”). If you hold shares in the Plan, this proxy, when properly executed, will be voted as directed. If voting instructions are not received by the tabulator by 11:59 PM on April 19, 2012, you will be treated as directing the Plan’s Trustee to vote the shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side